    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON DECEMBER 4, 1998


                                                      REGISTRATION NO. 333-65307
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2
                                       TO
                                    FORM S-4


                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                            ZEMEX CANADA CORPORATION

             (Exact Name of Registrant as Specified in its Charter)

            CANADA                           1031                     NONE
 (State or other jurisdiction    (Primary Standard Industrial   (I.R.S. Employer
              of                 Classification Code Number)     Identification
incorporation or organization)                                      Number)

                         CANADA TRUST TOWER, BCE PLACE
                           161 BAY STREET, SUITE 3750
                        TORONTO, ONTARIO, CANADA M5J 2S1
                                 (416) 365-8080
   (Address and Telephone Number of Registrant's Principal Executive Office)
                            ------------------------

                               PATRICIA K. MORAN
                         CANADA TRUST TOWER, BCE PLACE
                           161 BAY STREET, SUITE 3750
                TORONTO, ONTARIO, CANADA M5J 2S1 (416) 365-8080
           (Name, Address and Telephone Number of Agent for Service)

                                   COPIES TO:


      RONALD R. LEVINE, II, ESQ.                  JAY C. KELLERMAN, ESQ.
      Davis, Graham & Stubbs LLP                    Stikeman, Elliott
  370 Seventeenth Street, Suite 4700         Commerce Court West, Suite 5300
        Denver, Colorado 80202               Toronto, Ontario, Canada M5L 1B9
            (303) 892-9400                            (416) 869-5500


                            ------------------------

APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: AS SOON AS PRACTICABLE AFTER THE REQUISITE VOTES ARE OBTAINED PURSUANT TO THE SOLICITATION BY ZEMEX CORPORATION REFERRED TO IN THIS REGISTRATION STATEMENT.
                            ------------------------

If any of the securities being registered on this Form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G, check the following box. / /

If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. / / _______

If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number or the earlier effective registration statement for the same offering. / / _______
                            ------------------------


THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(a), MAY DETERMINE.


--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               ZEMEX CORPORATION
                         CANADA TRUST TOWER, BCE PLACE
                           161 BAY STREET, SUITE 3750
                        TORONTO, ONTARIO, CANADA M5J 2S1

                             ---------------------

                                   NOTICE OF
                        SPECIAL MEETING OF SHAREHOLDERS

                             ---------------------


A special meeting of the shareholders of Zemex Corporation will be held on
          , January   , 1999, at 1:00 p.m. , in Room "C," 11th Floor, The Chase
Manhattan Bank, 270 Park Avenue, New York, New York 10017, for the purpose of voting upon a proposal to reincorporate in Canada.



If we complete the merger, you will own shares in a new Canadian corporation called Zemex Canada and Zemex will become a subsidiary of Zemex Canada.


Once this transaction has been completed, Zemex Canada will be listed for trading on both The Toronto Stock Exchange and the New York Stock Exchange.


Only shareholders of record at the close of business on December 14, 1998, are entitled to notice of and to vote at the meeting. A complete list of those shareholders will be open for examination by any shareholder for any purpose germane to the meeting at the office of the Corporate Secretary of Zemex for a period of ten days prior to the meeting.


If you do not expect to attend in person, please sign and return the enclosed proxy card.

By Order of the Board of Directors,

Patricia K. Moran
CORPORATE SECRETARY AND ASSISTANT TREASURER


December   , 1998

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. WE MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE SECURITIES AND EXCHANGE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS PROHIBITED.

                                           December 4, 1998



Dear Zemex shareholder



We are calling a special meeting for you to vote on a reincorporation merger that would change the company's domicile from the United States to Canada. If we complete the merger, you will own shares in a new Canadian corporation called Zemex Canada, and Zemex will become a subsidiary of Zemex Canada. We believe that the reincorporation in Canada will enable us to benefit from an active trading market in Canada for Canadian natural resources companies.



Zemex common stock is currently listed for trading on the New York Stock Exchange under the symbol "ZMX". Following the merger, the shares of Zemex Canada are expected to be listed on the New York Stock Exchange and The Toronto Stock Exchange, and Zemex common stock will no longer be listed or traded on any exchange.



The Board of Directors recommends that you vote in favor of the reincorporation. Dundee Bancorp International Inc, which holds approximately 34% of the outstanding shares, and members of the Board of Directors, who own approximately 12% of the outstanding shares, have indicated that they intend to vote for the approval of the merger agreement.



We are calling a special meeting of the shareholders to vote on the reincorporation and are soliciting proxies for use at the meeting. The record date for voting at the meeting is December 14, 1998. The meeting will be held:



                                     , January   , 1999
                                   1:00 p.m.
                            The Chase Manhattan Bank
                                270 Park Avenue
                              Room "C", 11th Floor
                            New York, New York 10017



SEE "RISK FACTORS," BEGINNING ON PAGE 5 FOR A DISCUSSION OF CERTAIN RISKS, INCLUDING TAX EFFECTS, RELATING TO THE REINCORPORATION AND THE OWNERSHIP OF ZEMEX CANADA COMMON SHARES.



This proxy statement/prospectus is first being mailed to holders of Zemex common
stock on or about December   , 1998.



PLEASE NOTE THAT NEITHER THE SEC NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES OR DETERMINED IF THIS PROXY STATEMENT/PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.



                                           Sincerely,



                                           Richard L. Lister
                                           PRESIDENT AND CHIEF EXECUTIVE OFFICER

THIS PROXY STATEMENT/PROSPECTUS INCORPORATES IMPORTANT BUSINESS AND FINANCIAL INFORMATION ABOUT ZEMEX THAT IS NOT INCLUDED IN OR DELIVERED WITH THIS DOCUMENT. THIS INFORMATION IS AVAILABLE WITHOUT CHARGE TO HOLDERS OF ZEMEX COMMON STOCK AND ZEMEX CANADA COMMON SHARES UPON WRITTEN OR ORAL REQUEST. REQUESTS SHOULD BE MADE TO ZEMEX CORPORATION, CANADA TRUST TOWER, BCE PLACE, 161 BAY STREET, SUITE 3750, TORONTO, ONTARIO, CANADA M5J 2S1, ATTENTION: PATRICIA K. MORAN, TELEPHONE:
(416) 365-8080. TO OBTAIN TIMELY DELIVERY, YOU SHOULD REQUEST INFORMATION NO
LATER THAN              , 199 .


                            ------------------------

                               TABLE OF CONTENTS


SUMMARY...............................          1
  The Companies.......................          1
  Reincorporation Merger Proposal.....          1

SUMMARY FINANCIAL DATA................          4

RISK FACTORS..........................          5
  Risk Factors Relating to the
    Reincorporation Merger............          5
  Risk Factors Relating to Zemex
    Canada's Business.................          6

REINCORPORATION MERGER PROPOSAL.......          8

MERGER AGREEMENT......................         10

VOTING AND PROXY INFORMATION..........         12
  Special Meeting.....................         12
  Proxy Solicitation..................         13
  Record Date.........................         13
  Vote Required for Approval..........         13
  Proxies.............................         13

DISSENTERS' RIGHTS....................         14

MATERIAL UNITED STATES FEDERAL TAX
  CONSEQUENCES........................         15
  Tax Consequences of
    Reincorporation...................         15
  Tax Consequences of Ownership of
    Zemex Canada Common Shares........         17

MATERIAL CANADIAN FEDERAL INCOME TAX
  CONSIDERATIONS......................         18

COMPARATIVE RIGHTS OF SHAREHOLDERS....         20

ACCOUNTING TREATMENT..................         30

BUSINESS OF ZEMEX.....................         30

BUSINESS OF ZEMEX CANADA..............         30

SELECTED FINANCIAL DATA...............         31

MARKET PRICES, DIVIDENDS AND TRADING
  INFORMATION.........................         32

MANAGEMENT OF ZEMEX AND ZEMEX
  CANADA..............................         33
  Directors...........................         33
  Executive Officers and Certain Key
    Employees.........................         34

SECURITY OWNERSHIP....................         34

DESCRIPTION OF SHARE CAPITAL..........         37
  Common Shares.......................         37
  First Preference Shares.............         38

SHAREHOLDER PROPOSALS.................         38

LEGAL MATTERS.........................         38

EXPERTS...............................         38

AVAILABLE INFORMATION.................         38

INCORPORATION OF CERTAIN DOCUMENTS BY
  REFERENCE...........................         39

CAUTIONARY STATEMENT CONCERNING
  FORWARD LOOKING STATEMENTS..........         40

ANNEX A...............................        A-1
  Agreement and Plan of Merger........        A-4

                                    SUMMARY

THIS SUMMARY PROVIDES AN OVERVIEW OF THE INFORMATION CONTAINED IN THIS PROXY STATEMENT/ PROSPECTUS AND DOES NOT CONTAIN ALL THE INFORMATION YOU SHOULD CONSIDER. THEREFORE, YOU SHOULD ALSO READ THE MORE DETAILED INFORMATION SET FORTH IN THIS DOCUMENT, THE FINANCIAL STATEMENTS OF THE COMPANY AND THE OTHER INFORMATION THAT IS INCORPORATED BY REFERENCE. THE SYMBOL "$" REFERS TO UNITED STATES DOLLARS.

                                 THE COMPANIES

ZEMEX

Zemex Corporation was incorporated in 1985 in Delaware as the successor to Pacific Tin Corporation. Zemex is a niche producer of industrial minerals and metal products. Its principal businesses are industrial minerals, metal powders and aluminum dross recycling. Its major products include feldspar, feldspathic minerals, kaolin, sand, mica, talc, ferrous and non ferrous powders and aluminum dross derivatives. Zemex's principal offices are located at Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, Canada M5J 2S1 and its telephone number is (416) 365-8080.

ZEMEX CANADA


Zemex Canada Corporation was incorporated in 1997 under the Canada Business Corporations Act to facilitate the change of domicile of Zemex from Delaware to Canada. After the merger, Zemex shareholders will own the common shares of Zemex Canada, in the same relative proportions as their ownership of Zemex prior to the merger, and Zemex will become a wholly-owned subsidiary of Zemex Canada. Zemex Canada will continue to conduct the business in which Zemex is currently engaged. Zemex Canada's registered office is located at Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, Canada M5J 2S1, and its telephone number is (416) 365-8080.


                        REINCORPORATION MERGER PROPOSAL


OVERVIEW OF THE PROPOSAL



The board of directors of Zemex has determined that it is advisable to change Zemex's domicile from Delaware to Canada and proposes to effect the change of domicile through the proposed merger. After the merger, each share of Zemex common stock that you own will be changed into one common share of Zemex Canada, and Zemex will become a wholly-owned subsidiary of Zemex Canada. The change of domicile will not result in any material change to the business of Zemex and will not have any effect on your relative equity or voting interests in the Zemex business. The change of domicile will, however, result in changes in your rights and obligations under applicable corporate laws. In addition, the merger may have tax consequences for you. For example, some shareholders may recognize a taxable gain in the merger.



PURPOSES AND EFFECTS OF THE CHANGE OF DOMICILE



The Board of Directors believes reincorporation in Canada will enable shareholders to benefit from an active trading market in Canada for Canadian natural resources companies, such as Zemex. The Board also expects the dual listing of Zemex Canada common shares on the New York Stock Exchange and The Toronto Stock Exchange to enhance liquidity for shareholders by creating a broader and deeper trading market.

VOTE REQUIRED FOR APPROVAL



Approval of the merger agreement requires the affirmative vote of the shareholders of Zemex holding at least a majority of the outstanding shares of Zemex common stock. The directors and executive officers of Zemex together directly owned approximately 12% of the total number of outstanding shares of Zemex common stock. Dundee Bancorp International Inc. owns approximately 34% of the outstanding shares of Zemex common stock. These shareholders have indicated that they intend to vote all their shares for the approval of the merger agreement.



DISSENTERS' RIGHTS



Delaware law grants to shareholders appraisal rights which entitle shareholders to receive payment of the fair value of their shares in certain corporate transactions, such as a merger. However, Zemex shareholders will not have appraisal rights in connection with the reincorporation merger because Zemex common stock was listed on the New York Stock Exchange prior to the merger and Zemex Canada common shares also will be listed on the exchange following the merger.



RISK FACTORS



Factors such as possible adverse tax consequences and stock price volatility of the Zemex Canada common shares following the merger may affect your vote on the merger and your interest in owning shares of Zemex Canada. In evaluating Zemex Canada and its business, you should carefully consider the risk factors and the other information included or incorporated by reference in this proxy statement/prospectus.



MATERIAL TAX CONSEQUENCES



The following is a brief summary of the material tax consequences of the reincorporation merger. Shareholders should consult their own tax advisers with respect to their particular circumstances. A more detailed summary of the factors affecting the tax consequences of the reincorporation merger is set out under "Material United States Federal Tax Consequences" and "Material Canadian Federal Income Tax Consequences."


UNITED STATES FEDERAL INCOME TAX CONSEQUENCES

    - Holders of Zemex common stock who are treated as U.S. persons for U.S. Federal income tax purposes will recognize gains but not losses on their Zemex common stock.


    - Holders of Zemex common stock who are treated as foreign persons for U.S. Federal income tax purposes, including holders who hold directly and constructively more than 5% of the outstanding Zemex common stock, will not recognize taxable gain or loss on their Zemex common stock.


CANADIAN FEDERAL INCOME TAX CONSEQUENCES

    - Holders of Zemex common stock who are resident or are deemed to be resident in Canada for purposes of the Income Tax Act (Canada) who exchange their Zemex common stock for Zemex Canada common shares will be considered to have disposed of their Zemex common stock for proceeds of disposition equal to the fair market value of Zemex Canada common shares received in exchange.

    - Holders who are neither resident nor deemed to be resident in Canada for purposes of the Income Tax Act (Canada) and who do not use or hold their Zemex common stock or Zemex Canada common shares in connection with carrying on business in Canada will incur no tax liability under the Income Tax Act (Canada) on any capital gain realized on the disposition of Zemex common stock in exchange for Zemex Canada common shares.


COMPARATIVE RIGHTS OF SHAREHOLDERS

The principal attributes of Zemex common stock and Zemex Canada common shares will be identical in all material respects. However, the rights of shareholders under Delaware law differ in certain substantive ways from the rights of shareholders under the Canada Business Corporations Act. Examples of some of the changes in shareholder rights which will result from reincorporation are:

    - Shareholders holding at least 5% of the shares entitled to vote may require the board to call a special meeting of shareholders under Canadian law. Delaware law does not contain a similar requirement.

    - Shareholder actions by written consent are only valid under Canadian law when all of the shareholders entitled to vote on the matter sign the written consent. Delaware law requires the signatures of only a majority of such shareholders for a valid action by written consent.

    - Dissenter's rights are available to shareholders under more circumstances under Canadian law than under Delaware law.

    - Shareholders have a statutory oppression remedy under Canadian law that does not exist under Delaware statute. It is similar to the common law action in Delaware for breach of fiduciary duty, but the Canadian remedy does not require shareholders to prove that the directors acted in bad faith.

    - A majority of the directors of a Canadian company must reside in Canada. Delaware law does not contain a similar provision.


    - A director's liability may not be limited under Canadian law as it may under Delaware law.



ACCOUNTING TREATMENT



The indirect acquisition by Zemex Canada of the assets and liabilities of Zemex in connection with the reincorporation merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the reincorporation merger. We have not included pro forma financial information to show how the financial statements would appear if the merger had already occurred because the pro forma financial information would not differ substantially from the historical financial information. The carrying values of the assets and liabilities of Zemex Canada after the transaction will substantially reflect the carrying values of the assets and liabilities of Zemex prior to the transaction.



RECOMMENDATION OF THE ZEMEX BOARD OF DIRECTORS



TAKING INTO CONSIDERATION ALL OF THE FACTORS AND REASONS FOR THE MERGER SET FORTH ABOVE AND ELSEWHERE IN THIS PROXY STATEMENT/PROSPECTUS, THE ZEMEX BOARD OF DIRECTORS HAS APPROVED THE MERGER AGREEMENT AND RECOMMENDS THAT SHAREHOLDERS OF ZEMEX VOTE FOR APPROVAL OF THE MERGER AGREEMENT.

                             SUMMARY FINANCIAL DATA


THE FOLLOWING SUMMARY FINANCIAL INFORMATION FOR THE YEARS 1993 THROUGH 1997 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ZEMEX. THE FOLLOWING SUMMARY FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ZEMEX. IN THE OPINION OF MANAGEMENT, THE UNAUDITED FINANCIAL STATEMENTS REFLECT ALL ADJUSTMENTS (CONSISTING OF NORMAL RECURRING ADJUSTMENTS) NECESSARY FOR A FAIR STATEMENT OF RESULTS FOR THE UNAUDITED INTERIM PERIODS. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE 1997 FORM 10-K, THE 1997 FORM 10-K/A-1, THE MARCH 31, 1998 FORM 10-Q , THE JUNE 30, 1998 FORM 10-Q AND THE SEPTEMBER 30, 1998 FORM 10-Q THAT ARE INCORPORATED BY REFERENCE.


The financial statements of Zemex have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to Zemex Canada's financial statements, would not result in any material differences from the Zemex financial statements.


                                     NINE MONTHS ENDED
                                       SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                   ----------------------  ---------------------------------------------------------
                                      1998        1997        1997         1996        1995       1994       1993
                                   -----------  ---------  -----------  -----------  ---------  ---------  ---------
                                        (UNAUDITED)
                                                     (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP

STATEMENT OF
OPERATIONS DATA:
Net sales........................  $    78,056  $  73,672  $    97,226  $    86,420  $  85,056  $  55,306  $  47,958
Reorganization charge............      --          --          --             1,216     --         --         --
Operating income.................        7,896      6,392        8,371        3,066      8,342      5,841      1,237
Other income (expense)...........       (2,384)      (164)        (309)      (1,403)      (443)      (262)     2,421
Net income.......................        3,859      4,021        5,793        2,612      8,418      6,250      1,852
Earnings per common share
  Basic..........................  $      0.48  $    0.50  $      0.72  $      0.32  $    1.03  $    1.11  $    0.39
  Fully diluted..................         0.46       0.49         0.70         0.31       0.99       1.03       0.35

BALANCE SHEET DATA (AT PERIOD
END)
Working capital..................  $    24,779             $    18,975  $    18,688  $  19,709  $  26,046  $   9,288
Total assets.....................      151,536                 118,774      109,376     96,681     70,864     48,414
Long-term debt...................       39,810                  20,527       17,797      7,485      5,461      8,735
Shareholders' equity.............       79,754                  76,535       70,997     70,900     54,052     26,530

                                  RISK FACTORS

An investment in Zemex Canada common shares involves certain risks. In evaluating Zemex Canada and its business, investors should carefully consider the following risk factors in addition to the other information included or incorporated by reference in this proxy statement/prospectus.


              RISK FACTORS RELATING TO THE REINCORPORATION MERGER



TAX CONSEQUENCES TO SHAREHOLDERS--U.S. SHAREHOLDERS WILL RECOGNIZE GAIN ON THEIR ZEMEX COMMON STOCK AND MAY BE SUBJECT TO CANADIAN WITHHOLDING TAXES FOR ANY DIVIDENDS PAID AFTER THE MERGER.



Generally, for U.S. Federal income tax purposes, the reincorporation merger will cause shareholders of Zemex common stock who are taxable as U.S. persons to recognize gains, but not losses, on their Zemex common stock. For further explanation, see "Material United States Federal Tax Consequences." Any dividends that are paid to United States holders of Zemex Canada common shares after the reincorporation merger may be subject to Canadian withholding taxes at the rate of 15% for holders who own less than 10% of Zemex Canada voting stock. For further explanation, see "Material Canadian Federal Income Tax Consequences." In addition, payments of dividends or interest by Zemex to Zemex Canada could also be subject to United States withholding taxes at rates of 15% and 10%, respectively.



VOLATILITY OF STOCK PRICE--THE STOCK PRICE OF ZEMEX CANADA COMMON SHARES MAY BE VOLATILE. IN ADDITION, DEMAND IN THE UNITED STATES FOR ZEMEX CANADA COMMON SHARES MAY BE DECREASED BY THE CHANGE IN DOMICILE.


The market price of Zemex Canada common shares may be subject to significant fluctuations in response to variations in results of operations and other factors. Developments affecting the specialty materials industry generally, including national and international economic conditions, currency fluctuations and government regulation, could also have a significant impact on the market price of the Zemex Canada common shares. In addition, in recent years, the stock market has experienced a high level of price and volume volatility and market prices for the stock of many companies have experienced wide price fluctuations which have not necessarily been related to the operating performance of such companies. These broad market fluctuations, which are beyond the control of Zemex Canada, could have a material adverse effect on the market price of Zemex Canada common shares.

Prior to the reincorporation merger, there has been no public market for Zemex Canada common shares (although there has been a public market for the Zemex common stock). Zemex Canada cannot predict what effect the reincorporation will have on the market price prevailing from time to time or the liquidity of Zemex Canada common shares. While the Zemex common stock has been and Zemex Canada common shares will be listed for trading on the New York Stock Exchange, the change in domicile and expected increase in investment interest in Canada may decrease the demand for Zemex Canada common shares in United States trading markets. The decrease may not be offset by increased demand on The Toronto Stock Exchange.

RESTRICTIONS ON FREE TRANSFER OF ZEMEX CANADA COMMON SHARES IN CANADA

Zemex Canada common shares to be issued to shareholders resident in certain provinces of Canada will be subject to restrictions imposed by law that limit the ability of a shareholder to resell such securities within such province. As an example, shareholders resident in the Province of Ontario will be subject to restrictions on resale of their Zemex Canada common shares in Ontario until Zemex has been listed on the Toronto Stock Exchange for over one year. Additionally, any person, company or combination of persons or companies holding a sufficient number of Zemex Canada common shares to affect materially the control of Zemex Canada will be restricted in selling Zemex Canada common shares pursuant to securities laws applicable in Canada.

                RISK FACTORS RELATING TO ZEMEX CANADA'S BUSINESS


VULNERABILITY TO ECONOMIC CYCLES--RECESSION COULD REDUCE PRODUCT DEMAND.



Zemex Canada's future operating results will depend largely upon the economic environments in which it operates. In the past, recessionary pressures in the housing, automotive, construction, transportation and durable goods industries have adversely affected demand for Zemex's products. Zemex Canada expects that product demand (and consequently results of operations) will continue to be highly sensitive to North American economic conditions and other factors beyond Zemex Canada's control.



ACQUISITION DUE DILIGENCE RISKS--ZEMEX CANADA MAY BECOME RESPONSIBLE FOR ENVIRONMENTAL AND OTHER LIABILITIES IN CONNECTION WITH AN ACQUISITION.



Acquisition of specialty materials businesses has been a key element of Zemex's success, and Zemex Canada will continue to seek acquisitions in the future. Zemex has performed and Zemex Canada will continue to perform reviews of the operations to be acquired that it believes is consistent with industry practices. However, such reviews are inherently incomplete. In addition, representations, warranties and indemnities received from sellers may not be adequate to limit acquisition risks. It is generally not feasible to review in-depth all of the operations and records of an acquired business. Ordinarily, Zemex Canada will focus most of its due diligence efforts on the operation's more significant assets. However, even an in-depth review of operations and records may not necessarily reveal existing or potential problems, nor will it permit a buyer to become familiar enough with the operations to assess fully their deficiencies and capabilities. Moreover, environmental problems, such as ground water contamination, are not necessarily observable even when an in-depth inspection is undertaken. Zemex Canada may become responsible for environmental and other liabilities in connection with acquired assets and operations.



MARKET RISK OF SUBSTITUTE PRODUCTS--THE DISCOVERY OR DEVELOPMENT OF SUBSTITUTE INDUSTRIAL MINERAL PRODUCTS COULD ADVERSELY AFFECT ZEMEX CANADA'S MARKET SHARE AND RESULTS OF OPERATIONS.


Zemex Canada believes that there are few current effective substitutes for Zemex's industrial mineral products (e.g., feldspar, talc and mica). With respect to feldspar, substitute products exist for use in the ceramics industry, but their use has been accompanied by product quality problems. With respect to talc and mica, substitute products are continually being developed for use in the plastics industry, but Zemex continues to engage in research to ensure that its products provide the most satisfactory product performance. If alternative products are discovered or developed to a stage of competitive price and performance level, they could potentially erode Zemex Canada's market share and adversely affect results of operations.

COMPETITION FOR SALES IN SPECIALTY MATERIALS INDUSTRY

The specialty materials industry is highly competitive. Zemex Canada will compete for acquisitions and in the development, production and marketing of specialty materials with other companies. The markets for talc and metal powders products are dominated by several large competitors of Zemex, and are characterized by competition in price and product development. Zemex Canada competes for sales in its Alumitech operations based principally upon technological know-how. While Zemex believes it has a dominant market position in its feldspar and mica operations, competition in that market is based on price, quality and development of new product applications. Some of the competitors of Zemex Canada have substantially greater financial and other resources than Zemex Canada. Zemex Canada cannot be certain that competitors will not succeed in developing products based upon new processor technologies that are more effective or less expensive than Zemex Canada's products.


BANK FINANCING--WE MAY NOT HAVE THE ABILITY TO BORROW THE FUNDS NECESSARY TO MEET CAPITAL REQUIREMENTS IN THE FUTURE.


Zemex has utilized, and Zemex Canada will continue to utilize, bank debt in addition to cash flow from operations to support its growth and to finance its capital expansion program. The ability to borrow under Zemex's current bank facility depends upon meeting specified levels of cash flow from operations. Accordingly, bank borrowings could be restricted at a time when Zemex's capital needs are strained by reduced cash flows. Any significant reductions in the availability of bank borrowings could have a material adverse effect on the Company's prospects.

ADVERSE EFFECT OF GOVERNMENT ENVIRONMENTAL, HEALTH AND SAFETY REGULATION

Zemex Canada's extraction and processing activities are subject to comprehensive U.S. federal, state and local, Canadian federal and provincial and other foreign laws and regulations relating to the environment and health and safety. Zemex has and Zemex Canada will continue to regularly monitor and review operations, procedures and policies for compliance with these laws and regulations including, but not limited to, solid and hazardous waste regulations, worker health and safety regulations, worker and community right-to-know requirements, and clean water and clean air permitting and compliance requirements specific to the extraction and processing of industrial minerals and metal powders. Despite compliance efforts, the risk of environmental and other damage is inherent in the extraction and processing of industrial minerals and metal powders. Zemex Canada cannot be certain that it will not incur material environmental liabilities in the future. Moreover, the historical trend toward stricter environmental regulation may continue. Future regulation may give rise to additional compliance requirements and costs that could have a material adverse effect on Zemex Canada. These events may include changes in, or modified interpretations of, existing laws and regulations or enforcement policies. These events may also include further investigation or evaluation of the potential health hazards of certain industrial mineral and metal powder products, intermediate products, by-products and wastes, and the environmental impact of Zemex Canada operations.

EXTRACTION AND PROCESSING RISKS AND POTENTIAL INADEQUACY OF INSURANCE COVERAGE

The business of extraction and processing of industrial minerals and metal powders is subject to many risks and hazards, including environmental hazards, industrial accidents, periodic interruptions due to inclement weather conditions, labor disputes, power interruptions, critical equipment failures, fires, unusual or unexpected geological or mining conditions and flooding. Such risks could result in damage to, or destruction of, extraction or processing facilities, personal injury, environmental damage, delays in extraction or production, monetary loss and possible legal liability. Although Zemex Canada will maintain insurance within ranges of coverage consistent with industry practice, it cannot be certain that such insurance will be adequate to cover losses or continue to be available at economically acceptable rates in the future. Zemex Canada may become subject to liability for pollution, accidents or other hazards against which it is uninsured.

ADVERSE EFFECT OF FLUCTUATIONS IN EXCHANGE RATES


Currency fluctuations may affect the revenue which Zemex Canada will realize from its operations as its products are sold in the world market in United States dollars. The costs of Zemex Canada will be incurred principally in Canadian dollars and United States dollars. Fluctuations in the value of such currencies could have an adverse effect on Zemex Canada. Zemex does not currently engage in hedging activities and we do not anticipate that Zemex Canada will engage in hedging activities.


RISK OF WORK STOPPAGE DUE TO STRIKE OR LOCKOUT

Approximately 35% of Zemex Canada's workforce is unionized and represented by unions. The current contracts expire at different times between December 31, 1998 and February 28, 2002. If Zemex Canada does not renew the contracts on their expiration, work stoppages due to strike or lockout may result.

                        REINCORPORATION MERGER PROPOSAL

BACKGROUND OF THE REINCORPORATION MERGER PROPOSAL


The board of directors of Zemex has determined that it is advisable to change Zemex's domicile from Delaware to Canada. A principal reason for the change in domicile is to take advantage of investment interest by, and legal investment regulations affecting, Canadian pension and retirement funds. Currently, Canadian legal investment regulations restrict the investment by Canadian pension and retirement funds in Zemex common stock. Generally, Canadian pension and retirement funds may only invest up to 20% of the cost of their assets in foreign property. Foreign property does not include shares of a Canadian corporation which maintains an office in Canada so long as the corporation, or another corporation that is controlled by the corporation, employs more than five individuals in Canada full time in its business activities. Zemex Canada common shares meet this test and accordingly, do not constitute foreign property so that Canadian pension and retirement funds would not be restricted in their investments in Zemex Canada common shares by the 20% test. As a result, these funds would have greater flexibility to invest in Zemex Canada common shares than in Zemex common stock. Management believes that Canadian pension and retirement plans have substantial interest in investment in natural resource and specialty material companies and that the ability of such funds to invest in Zemex Canada common shares would positively affect the market for these shares.


Over the past 18 months, Zemex has pursued several acquisition proposals, each of which would, if consummated, have resulted in Zemex being, or being part of, a Canadian corporation. For various reasons, none of the acquisition transactions were consummated, and the board is now proposing that the change of domicile be effected directly pursuant to the merger agreement.


In the merger, each share of Zemex common stock will be changed into one common share of Zemex Canada, and Zemex will become a wholly-owned subsidiary of Zemex Canada. The change of domicile will not result in any material change to the business of Zemex and will not have any effect on the relative equity or voting interests of Zemex's shareholders in the Zemex business. The change in domicile will, however, result in changes in the rights and obligations of current Zemex shareholders under applicable corporate laws. For an explanation of these differences, see "Comparative Rights of Shareholders." In addition, the merger may have adverse tax consequences for shareholders. For example, some shareholders may recognize taxable gain in the merger. For a more detailed explanation of the circumstances to be considered in determining the tax consequences, see "Material United States Federal Tax Consequences" and "Material Canadian Federal Income Tax Consequences."


PURPOSES AND EFFECTS OF THE CHANGE OF DOMICILE


The purpose of the reincorporation merger is to change Zemex's domicile from Delaware to Canada, which the Zemex board of directors believes will enable shareholders to benefit from an active trading market in Canada for Canadian natural resource companies. The expected dual listing of Zemex Canada common shares for trading on the New York Stock Exchange and The Toronto Stock Exchange should also enhance liquidity for shareholders through the creation of a broader and deeper trading market.


RECOMMENDATION OF THE ZEMEX BOARD OF DIRECTORS

THE BOARD OF DIRECTORS OF ZEMEX HAS UNANIMOUSLY APPROVED THE PROPOSED TRANSACTION AND RECOMMENDS THAT SHAREHOLDERS APPROVE THE MERGER AGREEMENT.

In reaching its decision, the board reviewed the fairness to Zemex and its shareholders of the proposed transactions and considered, without assigning relative weights to, the following factors:

    - The belief of the board of directors that the reincorporation merger should provide greater access to the Canadian capital markets and investors, which the board believes have a significant interest in mining and other natural resource issues;

    - The belief of the board of directors that liquidity for shareholders of Zemex Canada should be enhanced by the dual listing of Zemex Canada common shares for trading on The Toronto Stock Exchange and the New York Stock Exchange;

    - The belief that adverse tax consequences of the proposed transaction will be minimized due to the current low trading price of the Zemex common stock. For U.S. tax purposes, Zemex stockholders who are U.S. persons must recognize taxable gains, but not losses, on their Zemex stock;

    - The fact that Zemex's principal executive office is currently located in Canada, and that it has, through operations in Canada, established relationships with the investment and mining communities in Canada; and

    - The fact that the shareholders have an opportunity to vote on the reincorporation merger.

Without relying on any single factor listed above more than any other factor, the Zemex board of directors, based upon its consideration of all such factors taken as a whole, has concluded that the proposed transaction is fair to Zemex and its shareholders. ACCORDINGLY, THE ZEMEX BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT SHAREHOLDERS VOTE FOR THE REINCORPORATION MERGER.

                                MERGER AGREEMENT

The following summary of the terms of the merger agreement is qualified in its entirety by reference to the full text of the merger agreement, attached as Annex A to this proxy statement/prospectus.


OVERVIEW OF THE MERGER AGREEMENT


Under the terms of the merger agreement, Zemex Acquisition Corporation, a newly formed subsidiary of Zemex Canada, will merge with and into Zemex. The separate corporate existence of Zemex Acquisition will cease and Zemex will be the surviving corporation. Each previously outstanding share of Zemex Acquisition common stock will be converted into one share of Zemex common stock and each previously outstanding share of Zemex common stock will be converted into one Zemex Canada common share. The previously outstanding Zemex Canada common shares will be canceled. As a result of the foregoing, upon consummation of the reincorporation merger, Zemex will become a wholly-owned subsidiary of Zemex Canada, and the current shareholders of Zemex will own all of the outstanding Zemex Canada common shares. In the reincorporation merger, Zemex will change its name to Zemex U.S. Corporation and immediately prior to the reincorporation merger, Zemex Canada will change its name to Zemex Corporation. For accounting purposes, the assets and liabilities of Zemex Canada and its subsidiaries on a consolidated basis immediately after the consummation of the reincorporation merger will be substantially identical to the assets and liabilities of Zemex and its subsidiaries on a consolidated basis immediately prior to the reincorporation merger.

EFFECTIVE TIME OF THE REINCORPORATION MERGER

The reincorporation merger will become effective upon:

    1. The approval of the merger agreement by the shareholders of Zemex and Zemex Acquisition;

    2. The delivery of a duly executed and verified certificate of merger to the Secretary of State of the State of Delaware; and

    3.  The satisfaction or waiver of the other conditions set forth below.


We anticipate that the certificate of merger will be filed shortly after the special meeting of Zemex shareholders.


CONDITIONS TO THE CONSUMMATION OF THE REINCORPORATION MERGER

The obligation of each of the parties to the merger agreement to effect the reincorporation merger is subject to the satisfaction of certain conditions at or prior to the time the merger becomes effective, including:

    1. The shareholders of Zemex and Zemex Acquisition shall have duly approved the transactions contemplated by the merger agreement;

    2. No action, suit or proceeding shall be pending or threatened before any court, administrative agency or arbitrator in which an unfavorable ruling would:


            - prevent consummation of any of the transactions contemplated by the merger agreement;

            - cause any of the transactions contemplated by the merger agreement to be rescinded following consummation;

            - cause Zemex Canada or Zemex, or any of their officers or directors, to become liable for any material damages; or


            - affect adversely the right of Zemex Canada after the
              reincorporation merger to own the former assets or to operate the former businesses of Zemex;



    3. There has not been any statute, rule or regulation enacted, promulgated or deemed applicable to the reincorporation merger by any governmental entity which prevents the consummation of the reincorporation merger;



    4. There shall not have been a breach of any representation, warranty, covenant or agreement of Zemex, Zemex Canada, or Zemex Acquisition set forth in the merger agreement which, individually or in the aggregate, would have a material adverse effect on Zemex; and



    5. Zemex Canada common shares shall have been listed for trading on the New York Stock Exchange and The Toronto Stock Exchange.


The merger agreement also provides that, subject to certain limitations, any term or provision of the merger agreement may be waived by written agreement of Zemex.

THIRD PARTY CONSENTS

The only material consents, approvals or authorizations of or filings with any governmental entity required to consummate the reincorporation merger are the approval of the shareholders of Zemex and Zemex Acquisition in accordance with the laws of the State of Delaware and the filing with the Secretary of State of the State of Delaware of the certificate of merger for the reincorporation merger.

EXCHANGE OF SHARE CERTIFICATES


No exchange of certificates that, prior to the effective time of the merger, represented shares of Zemex common stock is required with respect to the reincorporation merger and the transactions contemplated by the merger agreement. Promptly after the effective time of the merger, shall mail to each record holder of certificates that immediately prior to the effective time of the merger represented shares of Zemex common stock a letter of transmittal and instructions for use in surrendering certificates for shares of Zemex common stock. Upon the surrender of each certificate formerly representing Zemex common stock, together with a properly completed letter of transmittal, Montreal Trust shall issue in exchange a common share certificate of Zemex Canada representing Zemex Canada common shares and the Zemex common stock certificate shall be canceled. Until so surrendered and exchanged, each Zemex common stock certificate shall represent solely the right to receive Zemex Canada common shares.

EMPLOYEE MATTERS; STOCK OPTIONS

Following the reincorporation merger, Zemex will continue pension benefit plans for Zemex employees, most of whom will continue to be employed by Zemex (and not Zemex Canada) following the merger. The cost of such plans is expected to be consistent with costs historically incurred by Zemex for employee benefits.

As of the effective time of the reincorporation merger, all options to purchase shares of Zemex common stock granted or issued prior to the effective time of the merger and all rights to purchase Zemex common stock arising under Zemex stock purchase plans will entitle the holder to purchase an equal number of Zemex Canada common shares. After the effective date of the merger, Zemex Canada will adopt new option and stock purchase plans to replicate Zemex's existing plans. Future options and rights would be subject to and governed by the terms of the new option or purchase plan or plans and any related agreements.

INDEMNIFICATION

For six years after the reincorporation merger, Zemex Canada will indemnify any current or former directors and officers of Zemex or any of Zemex's subsidiaries against all losses and liabilities arising out of their service in such capacities prior to and including the effective time of the reincorporation merger. Zemex Canada has also included provisions in its bylaws for the limitation of liability of directors and indemnification of directors and officers to the fullest extent permitted by applicable law.

TERMINATION

The merger agreement may be terminated and the reincorporation merger may be abandoned at any time, either before or after approval thereof by the shareholders of Zemex by action of the board of directors of Zemex.

                          VOTING AND PROXY INFORMATION
                                SPECIAL MEETING


A special meeting of the Zemex shareholders will be held at 1:00 p.m. on
         , January   , 1999, at The Chase Manhattan Bank, Room "C," 11th Floor,
270 Park Avenue, New York, New York 10017 (or at any adjournments or postponements thereof) to consider and vote on the proposal to approve the merger agreement and any other matters that may properly come before such meeting. The presence, in person or by proxy, of shareholders holding a majority of the outstanding shares of Zemex common stock will constitute a quorum.



The vote of any Zemex shareholder who is represented at the special meeting by proxy will be cast as specified in the proxy. If no vote is specified in a duly executed and delivered proxy, such vote will be cast FOR the proposal. Any Zemex shareholder of record who is present at the special meeting in person will be entitled to vote at the meeting regardless of whether the shareholder has previously granted a proxy for the special meeting.


THE BOARD OF DIRECTORS OF ZEMEX HAS APPROVED THE PROPOSED REINCORPORATION MERGER AND RECOMMENDS THAT STOCKHOLDERS VOTE FOR THE APPROVAL OF THE MERGER AGREEMENT.

                               PROXY SOLICITATION

The total cost of soliciting proxies will be borne by Zemex. Proxies may be solicited by officers and regular employees of Zemex without extra remuneration by personal interviews, telephone and by electronic means. Zemex anticipates that bank, brokerage houses and other custodians, nominees and fiduciaries will forward soliciting material to shareholders and those persons will be reimbursed for the related out-of-pocket expenses they incur.

                                  RECORD DATE


Only those shareholders of record at the close of business on December 14, 1998, as shown in Zemex's records, will be entitled to vote or to grant proxies to vote at the special meeting.


                           VOTE REQUIRED FOR APPROVAL


Approval of the merger agreement requires the affirmative vote of the shareholders of Zemex holding at least a majority of the outstanding shares of Zemex common stock. Abstentions and broker "non-votes" will have the effect of votes against the approval of the merger agreement. As of December 14, 1998, there were 8,698,663 shares of Zemex common stock outstanding and entitled to vote. The directors and executive officers of Zemex and their affiliates directly owned, in the aggregate, 1,084,903 shares (approximately 12%) of the total number of shares of Zemex common stock outstanding at the record date. In addition, Dundee Bancorp International Inc. owns approximately 34% of the outstanding shares of Zemex common stock. These persons have indicated that they will vote all of their shares of Zemex common stock for the approval of the merger agreement.


                                    PROXIES

GENERAL


Each Zemex shareholder as of December 14, 1998, will receive a proxy card.


    - A shareholder of Zemex may grant a proxy to vote for or against, or to abstain from voting on, the proposal to approve the merger agreement by marking his/her proxy card appropriately and executing it in the space provided.

    - Holders of Zemex common stock whose names appear on the stock records of Zemex should return their proxy card to Zemex's transfer agent, First Union National Bank, in the envelope provided with the proxy card.

    - Zemex shareholders who hold their Zemex common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee on voting their shares.


TO BE EFFECTIVE, A PROXY CARD MUST BE RECEIVED PRIOR TO THE SPECIAL MEETING. ANY PROPERLY EXECUTED PROXY WILL BE VOTED IN ACCORDANCE WITH THE SPECIFICATION INDICATED ON THE PROXY CARD. A PROPERLY EXECUTED AND RETURNED PROXY CARD IN WHICH NO SPECIFICATION IS MADE WILL BE VOTED FOR THE PROPOSAL TO APPROVE THE MERGER AGREEMENT.

If any other matters are properly presented at the special meeting for consideration, including consideration of a motion to adjourn the meeting to another time and/or place (including adjournment for the purpose of soliciting additional proxies), the persons named in the proxy card and acting under its authority will have discretion to vote on such matters in accordance with their best judgment.

REVOCATION

Holders of Zemex common stock whose names appear on the stock records of Zemex may revoke their proxy card at any time prior to its exercise by:

    - giving written notice of such revocation to First Union National Bank;

    - appearing and voting in person at the special meeting; or

    - properly completing and executing a later-dated proxy and delivering it to First Union National Bank at or before the special meeting.

Presence without voting at the special meeting will not automatically revoke a proxy, and any revocation during the meeting will not affect votes previously taken.

Zemex shareholders who hold their Zemex common stock in the name of a bank, broker or other nominee should follow the instructions provided by their bank, broker or nominee in revoking their previously voted shares. See "Voting and Proxy Information--Proxies."

VALIDITY


All questions as to the validity, form, eligibility (including time of receipt), and acceptance of proxy cards will be determined by the Zemex board of directors. Any such determination will be final and binding. The Zemex board of directors will have the right to waive any irregularities or conditions as to the manner of voting. Zemex may accept proxies by any reasonable form of communication so long as Zemex can be reasonably assured that the communication is authorized by the Zemex shareholder.


                               DISSENTERS' RIGHTS

Under Section 262 of the Delaware General Corporation Law, shareholders are entitled to the payment of the fair value of their shares in certain corporate transactions, such as a merger. However, under Section 262(b) such appraisal rights are not available in a merger if:

    1. The shares of the corporation were listed on a national securities exchange prior to the merger; and

    2. The shareholders of the corporation receive in the merger shares of a corporation that are listed for trading on a national securities exchange.

Because the Zemex common stock was, and Zemex Canada common shares will be, listed for trading on the New York Stock Exchange, Zemex shareholders will not have appraisal rights in the reincorporation merger.

                MATERIAL UNITED STATES FEDERAL TAX CONSEQUENCES


The following is a summary of material United States tax consequences generally applicable to United States holders of Zemex common stock or, after the reincorporation merger, Zemex Canada common shares, who hold the Zemex common stock or Zemex Canada common shares as capital assets and who do not own, directly, indirectly or constructively, 10% or more of Zemex's outstanding voting stock or Zemex Canada's outstanding voting shares. As used in this summary, the term "U.S. holder" means a beneficial owner of Zemex common stock or, after the reincorporation merger, Zemex Canada common shares, that is (1) a citizen or resident of the United States; (2) a corporation organized under the laws of the United States or any state; or (3) otherwise subject to United States federal income taxation on a net income basis in respect of Zemex common stock or, after the reincorporation merger, Zemex Canada common shares.

This summary does not address material income tax considerations of special concern to insurance companies, broker-dealers, investors liable for alternative minimum tax, investors that hold Zemex common stock, or, after the reincorporation merger, Zemex Canada common shares, as part of a straddle or a hedging or conversion transaction, or investors whose functional currency is not the U.S. dollar.


This summary is based on the Internal Revenue Code of 1986, as amended, judicial decisions, administrative pronouncements, and existing and proposed U.S. Treasury Department regulations, changes to any of which after the date of this proxy statement/prospectus could apply on a retroactive basis and affect the tax consequences described herein. If you are a U.S. holder, you should consult your own tax advisor with respect to tax consequences that may arise out of your own particular circumstances.


                      TAX CONSEQUENCES OF REINCORPORATION

CONSEQUENCES FOR U.S. HOLDERS


As used herein, the term "U.S. holder" means (1) a citizen or resident of the United States; (2) a corporation or partnership created or organized under the laws of the United States or any State thereof (including the District of Columbia), including any organization treated as a U.S. partnership under any applicable Treasury Regulation; (3) an estate or trust described in Section 7701(a)(30) of the Internal Revenue Code; or (4) a person otherwise subject to U.S. Federal income taxation on its worldwide income. A U.S. HOLDER WILL RECOGNIZE GAIN WITH RESPECT TO THEIR ZEMEX COMMON STOCK ON THE REINCORPORATION MERGER IN AN AMOUNT EQUAL TO THE EXCESS, IF ANY, OF THE FAIR MARKET VALUE OF THE ZEMEX COMMON STOCK OVER THE U.S. HOLDER'S BASIS IN THE ZEMEX COMMON STOCK. A U.S. HOLDER WILL NOT RECOGNIZE LOSS, IF ANY, WITH RESPECT TO THE U.S. HOLDER'S ZEMEX COMMON STOCK AS A RESULT OF THE REINCORPORATION MERGER. In addition, if the U.S. holder holds some Zemex common stock at a gain and other Zemex common stock at a loss, the U.S. holder will, as a result of the reincorporation merger, recognize the gains but not losses inherent in the Zemex common stock. Any gain recognized by a U.S. holder on Zemex common stock in the reincorporation merger will be capital gain if the U.S. holder has held such common stock as a capital asset, and will be long term capital gain if the U.S. holder has held such common stock for more than one year before the consummation of the reincorporation merger.

A U.S. holder's basis in Zemex Canada common shares received in the reincorporation merger will equal the sum of: (1) the U.S. holder's basis in the Zemex common stock and (2) the amount of any gain recognized by the U.S. holder in the reincorporation merger. A U.S. holder's holding period in Zemex Canada common shares should include the U.S. holder's holding period in the Zemex common stock transferred upon the merger, even if the U.S. holder recognized a gain on the Zemex common stock prior to transfer.


A U.S. holder will be required to report the reincorporation merger to the Internal Revenue Service on Form 926 (and may be subject to penalties for failure to file such form) if:

    - The U.S. holder fails to timely report any gain from the transaction on the U.S. holder's income tax return for the year of the transaction; or

    - In certain circumstances, if the U.S. holder owns, directly or by attribution, 5% or more, by vote or value, of the common shares of Zemex Canada immediately after the reincorporation merger.


Under Treas. Reg. Section 1.351-3(a), which applies to persons who receive stock in a transfer to a controlled corporation, a U.S. holder must file with its income tax return for the year of the merger a statement describing:



    - The stock of Zemex transferred to Zemex Canada, and the cost basis of this stock; and



    - The stock of Zemex Canada received, including the number and fair market value of these shares.


Under the "wash sale" rules, a taxpayer who sells stock at a loss generally may not claim the loss if the taxpayer acquired "substantially identical" securities within the 61-day period beginning 30 days before, and ending 30 days after, the loss sale. Under these rules, there may be some risk that a U.S. holder who recognizes gain on his Zemex common stock in the reincorporation merger would be prevented from claiming a loss on the sale either of Zemex common stock or Zemex Canada common shares during the period beginning 30 days before and ending 30 days after the reincorporation merger.

CONSEQUENCES FOR FOREIGN HOLDERS

Except as discussed below, a "foreign holder," or a holder of Zemex common stock who is not a U.S. holder, should not recognize gain or loss for U.S. income tax purposes as a result of the merger.

A foreign holder who has owned, directly or constructively, more than 5% of the outstanding Zemex common stock at any time during the five years preceding the reincorporation merger (or, if shorter, the foreign holder's holding period in the Zemex common stock) would recognize taxable gain or loss with respect to the Zemex common stock if the Zemex common stock is a "U.S. real property interest" as defined in Section 897(c) of the Internal Revenue Code. In general, a 5% foreign holder's Zemex common stock would be a U.S. real property interest if 50% or more of the fair market value of Zemex's trade or business and real property assets have consisted of interests in U.S. real property at any time during the preceding five years (or, if shorter, the 5% foreign holder's holding period in the Zemex common stock). Zemex believes that Zemex common stock does not constitute a U.S. real property interest as to its 5% foreign holders. Accordingly, Zemex does not believe that 5% foreign holders will recognize taxable gain or loss on their Zemex common stock as a result of the reincorporation merger.

In accordance with Treasury Regulations, at the request of a 5% foreign holder, Zemex will inform the 5% foreign holder whether, in Zemex's determination, the 5% foreign holder's interest in Zemex has been a U.S. real property interest during the applicable period, and will provide notice of such determination to the Internal Revenue Service within a reasonable time of receiving such a request. The request of a 5% foreign holder for such a determination should be accompanied by the name, address and U.S. taxpayer identification number (if any) of the 5% foreign holder.


CONSEQUENCES FOR ZEMEX AND ZEMEX CANADA



It is not anticipated that Zemex or Zemex Canada will be subject to adverse U.S. income tax consequences as a result of the reincorporation merger. If, subsequent to the reincorporation merger, Zemex Canada receives dividend or interest payments from Zemex, such payments will be subject to U.S. withholding tax at a rate of 5% or 10%, respectively.



          TAX CONSEQUENCES OF OWNERSHIP OF ZEMEX CANADA COMMON SHARES



Distributions made by Zemex Canada with respect to Zemex Canada common shares (which for these purposes will include the amount of any Canadian taxes withheld therefrom) will generally be includible in the gross income of a U.S. holder as foreign source dividend income to the extent that such distributions are paid out of Zemex Canada's current or accumulated earnings and profits as determined under U.S. federal income tax principles. To the extent, if any, that the amount of any such distribution exceeds Zemex Canada's current and accumulated earnings and profits as so computed, it will first reduce the U.S. holder's tax basis in its Zemex Canada common shares to the extent thereof, and to the extent in excess of such tax basis, will be treated as gain from the sale or exchange of property. The amount of any cash distribution paid in Canadian dollars will be equal to the U.S. dollar value of the Canadian dollars determined at the spot Canadian dollar/U.S. dollar rate on the date of receipt, regardless of whether the payment is in fact converted into U.S. dollars at that time. Gain or loss, if any, realized on the sale or disposition of Canadian dollars will generally be U.S. source ordinary income or loss for a U.S. holder. U.S. holders will not be entitled to claim a dividends received deduction with respect to distributions by Zemex Canada (unless the U.S. holder is a corporation which owns by vote and value at least 10% of the stock of Zemex Canada, in which case a portion of such distributions may be eligible for such deduction).



Future distributions of Zemex Canada common shares or other interests in Zemex Canada, or of rights to subscribe for Zemex Canada common shares, may be treated as distributions subject to U.S. federal income tax.



Subject to certain limitations, Canadian taxes withheld from or paid on dividend distributions generally will be eligible for credit against the U.S. holder's U.S. federal income taxes. The limitation on foreign taxes eligible for credit is calculated separately with respect to specific classes of income.



A U.S. holder will generally recognize a capital gain or loss for U.S. federal income tax purposes on the sale or disposition of Zemex Canada common shares in the same manner as on the sale or disposition of any other shares held as capital assets and such capital gain or loss will be long-term capital gain or loss if the U.S. holder's holding period for such Zemex

Canada common shares exceeds one year on the date of sale or disposition. Gain, if any, will generally be U.S. source gain.



Under certain limited circumstances, foreign holders of Zemex Canada common shares will be subject to U.S. federal income taxation at graduated rates upon dividends or gain with respect to their Zemex Canada common shares, if such income or gain is treated as effectively connected with the conduct of the recipient's trade or business within the United States.



Zemex Canada believes that, following the reincorporation merger, it will not be a "passive foreign investment company," a "foreign personal holding company" or a "controlled foreign corporation" for U.S. Federal income tax purposes. If Zemex Canada were one of these three types of companies following the reincorporation merger, some or all U.S. holders of Zemex Canada common shares would be required to include in their taxable income certain undistributed amounts of Zemex Canada's income or, in certain circumstances, to pay an interest charge together with tax calculated at maximum rates on certain "excess distributions," defined as including gain on the sale of stock.



Any U.S. holder who owns 10% or more in value of the stock of Zemex Canada be may required to file IRS Form 5471 with respect to Zemex Canada.



In general, information reporting requirements may apply to dividend payments (or other taxable distributions) for Zemex Canada common shares made within the United States to a non-corporate United States person, and "backup withholding" at the rate of 31% may apply to such payments if the holder or beneficial owner fails to provide an accurate taxpayer identification number in the manner required by United States law and applicable regulations, if there has been notification from the Internal Revenue Service of a failure by the holder or beneficial owner to report all interest or dividends required to be shown on its federal income tax returns or, in certain circumstances, if the holder or beneficial owner fails to comply with applicable certification requirements. Certain corporations and persons that are not United States persons may be required to establish their exemption from information reporting and backup withholding by certifying their status on Internal Revenue Service Forms W-8 or W-9.



Amounts withheld under the backup withholding rules may be credited against a holder's tax liability, and a holder may obtain a refund of any excess amounts withheld under the backup withholding rules by filing the appropriate claim for refund with the United States Internal Revenue Service.



               MATERIAL CANADIAN FEDERAL INCOME TAX CONSEQUENCES



The following is a summary of the material Canadian federal income tax consequences under the Income Tax Act (Canada) generally applicable to shareholders of Zemex common stock who dispose of their shares pursuant to the merger agreement, who for purposes of the Income Tax Act hold their Zemex common stock as capital property, deal at arm's length with Zemex and Zemex Canada and are not affiliated with Zemex or Zemex Canada. This summary does not apply to a holder that is a "financial institution" within the meaning of subsection 142.2(1) of the Income Tax Act as such definition is proposed to be amended by the Federal Budget dated February 24, 1998, nor does this summary apply to any holder in respect of whom Zemex or Zemex Acquisition Corporation is a foreign affiliate for purposes of the Income Tax Act nor to any holder in respect of whom any such shares constitute an "offshore investment fund property" for purposes of the Income Tax Act. This summary is

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based on the assumption that all issued Zemex Canada common shares are at all times listed on The Toronto Stock Exchange or another prescribed stock exchange.



The summary is based on the current provisions of the Income Tax Act, the regulations thereunder, jointly referred to as the tax regulations, the current provisions of the Canada-United States Income Tax Convention, 1980, referred to as the Tax Treaty and an understanding of the current publicly available statements of the administrative practices of Revenue Canada, Customs, Excise and Taxation. This summary takes into account specific proposals to amend the Income Tax Act and tax regulations publicly announced by the Minister of Finance (Canada) prior to the date hereof, but there is not certainty that such proposals will be enacted in the form proposed or at all. This summary does not otherwise take into account tax legislation or considerations of any province, territory or foreign jurisdiction.



YOU SHOULD CONSULT YOUR OWN TAX ADVISOR WITH RESPECT TO THE TAX CONSEQUENCES THAT MAY ARISE OUT OF YOUR PARTICULAR CIRCUMSTANCES.



CONSEQUENCES FOR RESIDENTS OF CANADA



The following portion of the summary is applicable only to holders who are resident or are deemed to be resident in Canada for purposes of the Income Tax Act.



Holders of Zemex common stock who exchange their shares pursuant to the merger agreement Zemex Canada common shares will be considered to have disposed of their Zemex common stock for proceeds of disposition equal to the fair market value of Zemex Canada common shares received in exchange. The aggregate adjusted cost base of Zemex Canada common shares immediately after the exchange will be equal to their fair market value at that time. Holders who exchange their Zemex common stock and holders who dispose of Zemex Canada common shares in the future will be considered to have realized a capital gain (or capital loss) to the extent the proceeds of disposition exceed (or are less than) the aggregate of the adjusted cost base of the Zemex common stock or Zemex Canada common shares immediately before the exchange or disposition and any reasonable costs of disposition.



Three-quarters of any capital gain realized on an exchange of Zemex common stock or on a future disposition of Zemex Canada common shares will be included in income as a taxable capital gain and three-quarters of any capital loss sustained under these circumstances may be deducted against other taxable capital gains in accordance with the detailed rules in the Income Tax Act in that regard. Taxable capital gains of a Canadian-controlled private corporation may be subject to an additional 6 2/3% refundable tax, which may be refundable in the circumstances and to the extent specified in the Income Tax Act.



CONSEQUENCES FOR NON-RESIDENTS OF CANADA


The following portion of the summary is applicable only to holders who are neither resident nor deemed to be resident in Canada for purposes of the Income Tax Act and who do not use or hold, and are not deemed to use or hold, their Zemex common stock or Zemex Canada common shares in connection with carrying on business in Canada.

No tax will be payable under the Income Tax Act on any capital gain realized by a non-resident holder on the disposition of Zemex common stock in exchange for Zemex Canada common shares pursuant to the merger agreement.

No tax will be payable under the Income Tax Act on any capital gain realized by non-resident holders on a future disposition of Zemex Canada common shares unless Zemex Canada common shares constitute taxable Canadian property at that time. Zemex Canada common shares of non-resident holders will not constitute
"taxable Canadian property" unless at any time during the period of five years immediately preceding the date such shares are disposed of, 25% or more of the issued shares (and in the view of Revenue Canada, taking into account certain interests in or rights to acquire shares) of any class or series of the capital stock of Zemex Canada were owned by the non-resident holder, by persons with whom the non-resident holder did not deal at arm's length, or by any combination thereof. Even if Zemex Canada common shares are taxable Canadian property, a gain realized on such disposition may be exempt from tax under the provisions of an applicable income tax treaty. For example, the Tax Treaty will generally exempt from Canadian tax a gain realized on such disposition by a holder who is resident in the United States for purposes of the Tax Treaty provided the value of Zemex Canada common shares is not at that time derived principally from real property situated in Canada.

Dividends paid or credited to a non-resident holder of Zemex Canada common shares will be subject to non-resident withholding tax under the Income Tax Act at 25%, although such rate may be reduced under the provisions of an applicable income tax treaty. For example, under the Tax Treaty, the rate is generally reduced to 15% in respect of dividends paid to a person who is the beneficial owner and who is resident in the United States for purposes of the Tax Treaty
(and who owns less than 10% of Zemex Canada's voting stock). Under the Tax
Treaty, dividends paid to certain religious, scientific, charitable and other tax exempt organizations and certain pension organizations that are resident in, and exempt from tax in, the United States are exempt from Canadian withholding tax. Provided that certain administrative procedures are observed by the holder, Zemex Canada will not be required to withhold tax on dividend payments to such organizations.


                       COMPARATIVE RIGHTS OF SHAREHOLDERS



When the reincorporation merger is effective, the shareholders of Zemex, a Delaware corporation, will become shareholders of Zemex Canada, a Canadian corporation organized under the Canada Business Corporations Act, or the CBCA.
Differences between the CBCA and the Delaware General Corporate Law, or DGCL, will result in various changes in the rights of shareholders of Zemex.



The following is a summary of the rights of Zemex shareholders compared to those of Zemex Canada shareholders under applicable law and charter documents. This summary does not purport to be complete and is qualified in its entirety by reference to Zemex Canada's Articles of Continuance and Bylaw No. 1, which are attached to the registration statement of which this proxy statement/prospectus is a part.



                               GENERAL PROVISIONS



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REMOVAL OF DIRECTORS  Generally, shareholders may remove            Shareholders may remove directors, with or
                      directors, with or without cause, by a vote   without cause, by a resolution passed by a
                      of the holders of a majority of the shares    majority of the votes cast by shareholders
                      entitled to vote in an election of            voting on the resolution.
                      directors.
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                           DELAWARE LAW & US SECURITIES LAWS                       CANADIAN LAWS
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FILLING VACANCIES ON
  THE BOARD OF
  DIRECTORS           A vacancy on the board of directors may be    A vacancy on the board of directors may be
                      filled by the majority vote of the remaining  filled for the remaining term of the vacated
                      directors.                                    directorship by a vote of the directors,
                      Newly created directorships resulting from    unless:
                      an increase in the number of directors        - The company's articles of incorporation
                      elected by all of the stockholders who have   provide otherwise;
                      the right to vote as a single class may also  - The vacancy results from an increase in
                      be filled by the remaining directors.         the number of directors;
                      Vacancies and newly created directorships     - The vacancy results from a failure to
                      which arise in director positions which the   elect the number or minimum number of
                      holders of a class or series of stock are       directors; or
                      entitled to elect may be filled by a          - The vacancy is in the term of a director
                      majority or the sole remaining director(s)    elected exclusively by holders of a given
                      elected by the same series or class.            class or series of shares.
                                                                    Under Zemex Canada's articles of
                                                                    continuance, directors may fill vacancies,
                                                                    but the number of directorships filled in
                                                                    this manner may not exceed one-third of the
                                                                    number of directors elected at the previous
                                                                    annual meeting.

NOTICE OF
  SHAREHOLDER
  MEETINGS            Notice of shareholder meetings must be given  Notice of shareholder meetings must be given
                      no less than 10 and no more than 60 days      no less than 21 and no more than 50 days
                      before a meeting.                             before a meeting.

ADJOURNMENT AND
  NOTICE OF
  SHAREHOLDER
  MEETINGS            Shareholders' meetings may be adjourned for   Shareholders' meetings may be adjourned for
                      up to 30 days without giving notice of the    up to 29 days without additional notice, but
                      adjourned meeting other than by announcement  for an adjournment of 30 days or more the
                      at the adjourned meeting (unless the Bylaws   company must give the same notice for the
                      provide otherwise). For an adjournment more   subsequent meeting that it gave for the
                      than 30 days, notice must be given as it was  original meeting.
                      for the original meeting.

CALL FOR SPECIAL
  SHAREHOLDER
  MEETINGS            Special meetings of shareholders may be       Special meetings may be called by the board
                      called by the board of directors or by a      of directors and must be called by the board
                      person authorized by the charter or bylaws.   when the holders of at least 5% of the
                                                                    shares entitled to vote request a meeting.

SHAREHOLDER CONSENT
  IN LIEU OF MEETING  Shareholder action may be taken without a     Shareholder action without a meeting may
                      meeting by a written consent signed by        only be taken by written resolution signed
                      shareholders having at least the minimum      by ALL shareholders who would be entitled to
                      number of votes that would be necessary to    vote on the matter at a meeting. Approval of
                      authorize the action at a meeting. The        a majority would be insufficient for written
                      company's charter may prohibit action by      consent.
                      written consent.

NOMINATION OF
  DIRECTORS           Under Delaware law, a company may place rea-  Shareholders may nominate candidates at an
                      sonable notice, time and place restrictions   annual meeting of shareholders through a
                      on shareholder nominations of directors.      shareholder proposal signed by shareholders
                                                                    holding at least 5% of a class of the shares
                                                                    entitled to vote at the meeting. The
                                                                    proposal must be submitted at least 90 days
                                                                    before the anniversary date of the previous
                                                                    annual meeting.
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BUSINESS INTRODUCED
  BY SHAREHOLDERS AT
  ANNUAL MEETINGS     Under the Exchange Act, shareholders may      Shareholders entitled to vote at the annual
                      submit a proposal to be included in a         meeting who wish to raise a matter at the
                      company's proxy statement if the              meeting may submit a notice of the matter to
                      shareholder:                                  the corporation and the corporation must
                      - Owns at least 1% or $2,000 market value of  then set out the proposal in the proxy the securities entitled to be voted on the  circulated for the meeting, or attach the
                        proposal;                                   proposal to the proxy. Proposals must be
                      - Have owned the securities for at least 1    submitted to the corporation at least 60
                      year prior to the date of the proposal; and   days prior to the anniversary date of the
                      - Continue to own the securities through the  last annual meeting. The shareholder can
                        date of the meeting.                        then require the corporation to include
                      The proposal must be received by the company  statement of up to 200 words by the
                      120 calendar days before the date on which    shareholder in support of the proposal in
                      the proxy statement was released to           the management proxy circular.
                      shareholders for the previous year's          At the annual meeting, a shareholder can
                      meeting.                                      discuss any matter for which he would have
                                                                    been entitled to submit a shareholder
                                                                    proposal
SHAREHOLDER
  PROPOSALS THAT MAY
  BE EXCLUDED         The company may omit a shareholder proposal   The corporation does not have to entertain
                      for various reasons, such as if the           proposals which:
                      proposal:                                     - Are self serving for the shareholder;
                      - Is not proper for shareholder action;       - Have been included in a management proxy
                      - Would require the company to violate the      circular within the past two years and
                      law or is beyond the company's power;           were defeated; or
                      - Is contrary to SEC proxy rules;             - Are submitted by a shareholder who
                      - Involves a personal claim or grievance;     requested to have a proposal included in a
                      - Relates to insignificant operations of the    proxy within the prior two years but
                      company;                                        failed to present the proposal at the
                      - Relates to the conduct of the company's       meeting.
                      ordinary business;
                      - Relates to an election to office;
                      - Counters a proposal to be submitted by the
                        company at the same meeting;
                      - Deals with the same matter as a prior
                      proposal that received little support; or
                      - Relates to specific amounts of cash or
                      stock dividends.
DISSENTER'S RIGHTS    Shareholders are entitled to exercise         Shareholders are entitled to exercise
                      dissenter's rights and receive fair value     dissenters rights and be paid for the fair
                      for their shares in the event of a merger if  value of their shares in connection with
                      the holders comply with the requirements of   certain matters, including:
                      section 262 of the DGCL.                      - Any amalgamation with another corporation
                      Appraisal rights are not available if:          (other than with certain affiliated
                      - Before the merger, the corporation was        corporations);
                      listed on a national securities exchange or   - An amendment to the articles to modify any
                        similar system;                               provisions restricting or constraining the
                      - The stock of the corporation was held by      issue, transfer or ownership of their
                      more than 2,000 shareholders;                   shares;
                      - The corporation survived the merger and     - An amendment to a corporation's articles
                      the approval of its shareholders was not      to modify a restriction upon the business
                        required for the merger because the merger    the corporation may conduct;
                        agreement did not amend the surviving       - A continuance under the laws of another
                        corporation's certificate of incorporation  jurisdiction;
                        and did not provide for the issuance of     - A sale, lease or exchange of all or
                        common stock of the survivor in excess of   substantially all the property of the
                        20% of such survivor's shares outstanding     corporation other than in the ordinary
                        immediately prior to the merger; or           course of business;
                      - The merger was with or into a wholly-owned  - The granting of a court order permitting a
                        subsidiary and certain conditions were        shareholder to dissent from an application
                        met.                                          to the court for an order approving an
                                                                      arrangement proposed by the corporation;
                                                                      or
                                                                    - A matter which requires a separate class
                                                                    or series vote.
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                           DELAWARE LAW & US SECURITIES LAWS                       CANADIAN LAWS
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                                                                    A shareholder is not entitled to dissent if
                                                                    an amendment to the articles is effected by
                                                                    a court order approving a reorganization or
                                                                    by a court order for an oppression remedy.
                                                                    In addition, shareholders may seek an
                                                                    oppression remedy (see below).

DERIVATIVE ACTIONS:
  WHO MAY BRING THEM  Derivative actions may be brought in          A shareholder may apply to the court for
                      Delaware by a shareholder on behalf of, and   leave to bring an action in the name of and
                      for the benefit of, the corporation. The      on behalf of a corporation or any
                      shareholder must have been a shareholder of   subsidiary, or to intervene in an existing
                      the corporation at the time of the            action to which the corporation is a party.
                      transaction of which he complains.            A complainant may include:
                                                                    - Present/former registered holders or
                                                                    beneficial owners of securities of a
                                                                      corporation or any of its affiliates;
                                                                    - Present/former officers or directors of
                                                                    the corporation or any of its affiliates;
                                                                    - The CBCA Director; or
                                                                    - Any other person who in the discretion of
                                                                    the court is a proper person to make such
                                                                      application.

DERIVATIVE ACTIONS:
  REQUIREMENTS        The shareholder must first seek remedial      The court must be satisfied that
                      action from the board of directors unless a   - The complainant gave reasonable notice to
                      demand for redress is excused.                the directors of his intention to apply to
                      The board of directors can appoint an           the court;
                      independent litigation committee to review    - The complainant acted in good faith; and
                      the shareholder's request for a derivative    - It is in the interests of the corporation
                      action and the litigation committee, acting   that the action be brought, prosecuted,
                      independently, reasonably and in good faith,    defended or discontinued.
                      can terminate the shareholder's action
                      subject to a court's review of the
                      committee's independence, good faith and
                      reasonable investigation.

DERIVATIVE ACTIONS:
  REMEDIES            When a derivative action proceeds, the court  The court may make any order it thinks fit,
                      may apply a variety of legal and equitable    including an order:
                      remedies on behalf of the corporation which   - Authorizing the complainant or another
                      vary depending on the facts and               person to control the conduct of the action,
                      circumstances of the case and the nature of   - Giving directions for the conduct of the
                      the claim brought.                            action,
                                                                    - Directing that any amount adjudged payable
                                                                    by a defendant in the action shall be paid
                                                                      to security holders instead of to the
                                                                      corporation;
                                                                    - Requiring the corporation to pay the
                                                                    complainant's reasonable legal fees; and/or
                                                                    - Requiring the corporation to pay the
                                                                    complainant's interim costs, including legal
                                                                      fees and disbursements (the complainant
                                                                      may be held accountable for the costs on
                                                                      final disposition but is not required to
                                                                      give security).
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                           DELAWARE LAW & US SECURITIES LAWS                       CANADIAN LAWS
                      --------------------------------------------  --------------------------------------------

OPPRESSION REMEDY     There is no statutory oppression remedy, but  A statutory oppression remedy enables the
                      there are a variety of legal and equitable    court to make any order, both interim and
                      remedies available to shareholders for        final, to rectify the matters complained of
                      improper acts or omissions of a corporation,  if satisfied upon application by a
                      its officers or directors. Under the DGCL,    complainant that:
                      only shareholders can bring an action         - Any act or omission of the corporation or
                      alleging a breach of fiduciary duty by the    an affiliate effects a result;
                      directors of a corporation. The shareholder   - The business or affairs of the corporation
                      must overcome the "business judgment rule,"   or an affiliate are or have been carried on
                      under which, absent a showing of inten-         or conducted in a manner; or
                      tional misconduct, gross negligence or a      - The powers of the directors of the
                      conflict of interest, disinterested           corporation or an affiliate are or have been
                      directors' decisions are presumed by the        exercised in a manner that is oppressive
                      courts to have been made in good faith and      or unfairly prejudicial to or that
                      in the best interests of the corporation.       unfairly disregards the interests of any
                                                                      security holder, creditor, director or
                                                                      officer.
                                                                    The complainant does not have show that the
                                                                    directors acted in bad faith. The court may
                                                                    order the corporation to pay the
                                                                    complainant's interim expenses but may hold
                                                                    the complainant accountable for those
                                                                    expenses on final disposition.
                                                                    The oppression remedy may be sought by any
                                                                    shareholder or by other complainants with a
                                                                    substantial interest in the corporation,
                                                                    such as holders of secured debt of the
                                                                    corporation.

DIVIDENDS AND
  DISTRIBUTIONS       Subject to any restrictions contained in a    Directors may not declare or pay a dividend
                      corporation's charter, the directors          if:
                      generally may declare and pay dividends:      - There are reasonable grounds for believing
                      - Out of surplus (defined as the excess, if   that the corporation is, or would after the
                      any, of net assets over stated capital) or,     payment be, unable to pay its liabilities
                        when no surplus exists,                       as they become due or
                      - Out of net profits for the fiscal year in   - The realizable value of the corporation's
                      which the dividend is declared and/or the     assets would be less than the sum of its
                        preceding fiscal year.                        liabilities and stated capital as a result
                      Dividends may not be paid out of net profits    of the dividend payment.
                      if the stated capital of the corporation is
                      less than the aggregate amount of stated
                      capital represented by the issued and
                      outstanding stock of all classes having a
                      preference upon the distribution of assets.

DIRECTOR QUALIFICA-
  TIONS               Delaware law has no residency requirement     A majority of the directors of a CBCA
                      for directors.                                corporation must be resident Canadians.

NUMBER OF DIRECTORS   The number of directors of a Delaware         The articles must specify the number of
                      corporation shall be fixed by, or in the      directors or state a range. Where the
                      manner provided in, the bylaws, unless the    articles specify a range, the shareholders
                      charter fixes the number of directors.        normally determine the initial number within
                                                                    such range and thereafter delegate this
                                                                    power to the directors.
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INDEMNIFICATION OF
  OFFICERS AND
  DIRECTORS           The DGCL authorizes, but does not require, a  Under the CBCA, a corporation may indemnify
                      corporation to indemnify the following        the following persons:
                      persons:                                      - A current or former director or officer
                      - Directors                                   - A person who acts or has acted at the
                      - Officers                                    corporation's request as a director or
                      - Employees and                               officer of an entity of which the
                      - Agents                                      corporation is or was a shareholder or
                      The corporation may indemnify against all     creditor
                      reasonable expenses (including attorneys'     The corporation may indemnify against all
                      fees) for all judgments, fines and amounts    costs, costs, including reasonable amounts
                      paid in settlement. These indemnification     paid in settlement or to satisfy a judgment,
                      rights are not exclusive of other             for any civil, criminal or administrative
                      indemnification rights.                       action to which the indemnified person is
                                                                    made a party because he is a director or
                                                                    officer.

REQUIREMENTS OF
  INDEMNIFICATION     Indemnification is only available if:         The person may be indemnified only if:
                      - The indemnified person acted in good faith  - He acted honestly and in good faith with a
                        and in a manner which he reasonably           view to the best interests of the
                        believed to be in, or not opposed to, the     corporation and
                        best interests of the corporation and       - In the case of a criminal or
                      - In the case of a criminal proceeding, had   administrative action or proceeding that is
                      no reasonable cause to believe his conduct      enforced by a monetary penalty, he had
                        was unlawful.                                 reasonable grounds for believing that his
                      Indemnification is not permitted if the         conduct was lawful.
                      individual is held liable to the company,
                      unless the court determines that the
                      individual is fairly and reasonably entitled
                      to indemnification for the amount of
                      expenses the court deems proper.

DETERMINATION OF
  INDEMNIFICATION     A corporation's determination of whether to   For an action by or on behalf of the
                      indemnify someone is to be made:              corporation, a corporation may, with court
                      - By a majority vote of the disinterested     approval, provide indemnification against
                      directors (even if less than a quorum);       all costs, charges and expenses reasonably
                      - By a committee of disinterested directors   incurred by indemnified persons in
                      designated by the majority vote of the        connection with the action who fulfill the
                        disinterested directors (even if less than  conditions set forth immediately above.
                        a quorum);
                      - By independent legal counsel if there are
                      no disinterested directors or if the
                        disinterested directors so direct; or
                      - By the shareholders.
                      Where the person defends a matter
                      successfully, indemnification for reasonable
                      expenses is mandatory. Officers' and
                      directors' expenses may be paid in advance
                      of final disposition if the person agrees to
                      repay the advances if he is later deter-
                      mined not to be entitled to indemnification.
                      Advance payment for other employees is at
                      the board's discretion.

                           DELAWARE LAW & US SECURITIES LAWS                       CANADIAN LAWS
                      --------------------------------------------  --------------------------------------------
INSURANCE ON BEHALF
  OF INDEMNITEES      The DGCL permits a corporation to maintain    The CBCA permits a corporation to purchase
                      insurance on behalf of an indemnitee against  and maintain insurance for the same persons
                      any liability or expenses incurred in the     the corporation is permitted to indemnify.
                      capacity in which he serves the corporation   The insurance may cover any liabilities
                      or arising out of his status as such,         covered by such a person:
                      whether or not the corporation would have     - In his capacity as a director or officer,
                      the power to indemnify him against such       except where the liability relates to his
                      expenses and liabilities under the              failure to act honestly and in good faith
                      applicable provisions of the DGCL.              with a view to the best interests of the
                                                                      corporation or
                                                                    - In his capacity as a director or officer
                                                                    of another corporation where he acts or
                                                                      acted in that capacity at the
                                                                      corporation's request, except where the
                                                                      liability relates to his failure to act
                                                                      honestly and in good faith with a view to
                                                                      the best interests of the corporation.

DIRECTOR LIABILITY    The charter of a Delaware corporation may     The CBCA does not permit any such limitation
                      include a provision which limits or           of a director's liability.
                      eliminates the personal liability of
                      directors to the corporation or its
                      shareholders for monetary damages for breach
                      of fiduciary duty as a director, provided
                      such liability does not arise from certain
                      proscribed conduct, including intentional
                      misconduct and breach of the duty of
                      loyalty.

AMENDMENT TO ARTI-
  CLES OF INCORPORA-
  TION                The DGCL requires the approval of the         Under the CBCA, any amendment to the
                      holders of a majority of the outstanding      articles generally requires approval by
                      stock entitled to vote for any amendment to   special resolution. A special resolution is
                      the certificate of incorporation unless the   a resolution passed by at least two-thirds
                      level of approval is increased by the         of the votes cast by the shareholders who
                      certificate of incorporation. If the          vote on the resolution.
                      amendment proposes to change the number or
                      par value of shares or adversely affect the
                      rights of a particular class of stock, that
                      class is entitled to vote separately on the
                      amendment, whether or not it is designated
                      as voting stock.

AMENDMENT TO THE
  BYLAWS              The DGCL provides shareholders with the       The CBCA provides that shareholders entitled
                      right to amend the bylaws, although a         to vote at shareholder meetings may confirm,
                      corporation is permitted in its charter to    reject or amend any bylaw or amendment or
                      give this right to the directors as well.     repeal of a bylaw submitted by directors by
                      Director action is subject to being amended   ordinary resolution, which must be passed by
                      by shareholders.                              a majority of the votes cast by shareholders
                                                                    who voted thereon. Shareholders may also
                                                                    make a proposal to make, amend or repeal a
                                                                    bylaw subject to compliance with the CBCA
                                                                    requirements for shareholder proposals
                                                                    described above under Business Introduced by
                                                                    Shareholders at Annual Meetings.



             REQUIREMENTS FOR EXTRAORDINARY CORPORATE TRANSACTIONS



MERGERS AND CONSOLIDATIONS



Under the DGCL, a merger or consolidation requires the approval of a majority of each corporation's shareholders entitled to vote on the matter except:



    - For a corporation which survives the merger where



     (1) The merger requires the issuance of common stock not exceeding 20% of such corporation's shares outstanding immediately prior to the merger;

     (2) The merger agreement does not amend the survivor's certificate of incorporation;



     (3) Each share of the corporation's stock outstanding immediately prior to the merger is to be an identical outstanding or treasury share of the surviving corporation after the merger; and



     (4) Shareholder approval is not specifically mandated in the survivor's certificate of incorporation;



    - For both corporations where the corporation surviving the merger owned at least a 90% of the stock of the other corporation prior to the merger; or



    - Where a corporation merges with or into a wholly-owned subsidiary and certain conditions are met.



The DGCL provides that unless a greater percentage is required by the charter, the approval of a merger, consolidation, dissolution or sale of substantially all of a corporation's assets requires the affirmative vote of the holders of a majority of the shares entitled to vote.



Under the CBCA, certain extraordinary corporate actions are required to be approved by special resolution of the holders of all shares, whether or not the shares are designated as voting shares. Those extraordinary corporate actions include certain amalgamations, continuances, sales, leases or exchanges of all or substantially all the assets of a corporation other than in the ordinary course of business, and other extraordinary corporate actions such as liquidations, dissolutions or court ordered arrangements. A special resolution is a resolution passed by at least two-thirds of the votes cast by the shareholders who voted on the resolution. In certain cases, the special resolution is also required to be approved by shareholders separately as a class or series.



TAKEOVER AND ISSUER BIDS



Under the CBCA, a takeover bid for a corporation means, with certain statutory exemptions, an offer:



    - Made to shareholders of the corporation at approximately the same time;



    - To acquire shares that, if combined with shares already beneficially owned or controlled, directly or indirectly, by the offeror or affiliates or associates of the offeror on the date of the takeover bid, would exceed 10% of any class of issued shares of the corporation; and



    - Includes every offer, subject to certain statutory exceptions, by the corporation to repurchase its own shares (which is generally termed an issuer bid under provincial securities legislation).



Takeover bids (with a 20% threshold instead of a 10% threshold) and issuer bids are also defined and regulated under provincial securities legislation. There are differences in such definitions and in the rules applicable to such bids from those contained in the CBCA. Takeover bids or issuer bids are, however, subject to the applicable provisions of both the CBCA and relevant provincial securities legislation.



As a general matter, any takeover bid or issuer bid must be made to all holders resident in Canada of securities of the class that is subject to the bid. The holders must be offered identical consideration and the bid must otherwise be made in compliance with applicable provisions of the CBCA and provincial securities legislation governing bids, subject to limited statutory exemptions. In particular, the CBCA excludes from the CBCA definition of a takeover bid an exempt offer, which includes an offer to fewer than 15 shareholders to purchase shares by way of separate agreements. The scope of the exemption is limited, however, by the analogous statutory exemptions in the securities legislation of certain provinces. For example, the Securities Act (Ontario) provides for a statutory exemption for a takeover bid (but not an issuer bid) where purchases are made from not more than five persons or companies in the aggregate, the bid is not made generally to securityholders of the subject class of securities and the value of the consideration paid for any of the securities, including brokerage fees or commissions, does not exceed 115% of the market price of the securities of that class at the date of the bid determined in accordance with the applicable legislation.



POST-BID ACQUISITIONS



In addition, provincial securities legislation of certain provinces, including Ontario, provides for integration of a subsequent take-over bid that is a formal bid or an issuer bid with prior pre-bid private transactions and restrictions on post-bid acquisitions. Under the Securities Act (Ontario), a post-bid acquisition arises when:



    - An offeror makes a takeover bid that is a formal bid or an issuer bid; and



    - Within the period of 90 days immediately preceding the bid, the offeror acquired beneficial ownership of securities of the class pursuant to a transaction not generally available to holders of that class of securities,



For post-bid acquisitions, the offeror must:



    - Offer consideration at least equal to the highest consideration paid per security in the prior transactions (or at least the cash equivalent of such consideration); and



    - Offer to acquire a number of securities from the seller that would be the same percentage of the total number of securities of that class beneficially owned by the seller at the time of the prior transaction.



An offeror is also prohibited from acquiring beneficial ownership of securities of the class by way of a transaction that is not generally available on identical terms to the holders of that class of securities for a 20 day period following the expiration of the bid, whether or not any securities are taken up under the bid.



Ontario Securities Commission Policy No. 9.1 provides for additional requirements in connection with insider bids, issuer bids, going-private transactions and related party transactions.



INSIDER BIDS



An insider bid means a takeover bid (as defined in the Securities Act (Ontario)) made:



    - By an insider of the offeree issuer;



    - By any associate or affiliate of an insider of an offeree issuer;



    - By any associate or affiliate of the offeree issuer; or



    - By an offeror acting jointly or in concert with any of the foregoing.



An insider bid does not include an issuer bid. With respect to insider bids and issuer bids, Policy 9.1 requires enhanced disclosure in the offering document and, subject to a limited exemption, that a formal valuation of the securities of the offeree issuer that are the subject of the bid be prepared and summarized in the offering document.



GOING-PRIVATE TRANSACTIONS



A going-private transaction means any acquisition or other transaction involving an issuer where the shareholders' interest may be terminated without their consent and without substituting an interest of equivalent value in a participating security of the issuer, a successor to the business of the issuer or a successor to the business of another entity that controls the issuer. A going-private transaction does not include the acquisition of participating securities pursuant to a statutory right of acquisition.



With respect to going-private transactions, Policy 9.1 requires:



    - Enhanced disclosure in the proxy material sent to securityholders in connection with the transactions;



    - The preparation of a formal valuation of any securities of the issuer in which the interest of the holders will be terminated and any non-cash consideration will be offered for the securities;



    - The inclusion of a summary in the proxy material; and



    - That the minority shareholders of the issuer separately approve the transaction (depending on the circumstances, the required level of approval may be a simple majority or two-thirds of the votes cast by the minority shareholders).



INTERESTED SHAREHOLDER TRANSACTIONS



The DGCL prohibits a "business combination" between the corporation and an "interested shareholder" within three years of the shareholder becoming an "interested shareholder." An "interested shareholder" is any person (other than the corporation or a majority owned subsidiary) who, directly or indirectly, controls 15% or more of the outstanding voting stock. A "business combination" includes a merger, consolidation, sale or other disposition of assets having an aggregate value in excess of 10% of the consolidated assets of the corporation, and certain transactions that would increase the interested shareholder's proportionate share ownership in the corporation. This provision does not apply where:



    - The business combination or the transaction that caused the shareholder to become an "interested shareholder" is approved by the corporation's board of directors prior to the time the interested shareholder acquired its shares;



    - Upon completion of the transaction in which the shareholder became an "interested shareholder," such shareholder held at least 85% of the outstanding voting stock of the corporation (excluding from the number of shares outstanding shares held by persons who are directors and also officers or by employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered);



    - The business combination is approved by a majority of the board of directors and the affirmative vote of two-thirds of the votes entitled to be cast by disinterested shareholders at an annual or special meeting;



    - The corporation does not have a class of voting stock that is listed on a national securities exchange, authorized for quotation on the NASDAQ Stock Market, or held by more than 2,000 shareholders unless any of the foregoing results from action taken, directly or indirectly, by an interested shareholder; or



    - The corporation has opted out of this provision.



The CBCA does not contain a comparable provision with respect to business combinations. However, policies of certain Canadian securities regulatory authorities, including Policy 9.1, contain requirements in connection with related party transactions. A related party transaction means, generally, any transaction by which an issuer, directly or indirectly, acquires or transfers an asset, acquires or issues treasury securities or assumes or transfers a liability from or to a related party by any means. "Related party" is defined in Policy 9.1 and includes directors, senior officers and holders of at least 10% of the voting securities of the issuer. Policy 9.1 requires more detailed disclosure in the proxy material sent to security holders in connection with a related party transaction, and, subject to certain exemptions, the preparation of a formal valuation of the subject matter of the related party transaction and any non-cash consideration offered and the inclusion of a summary of the valuation in the proxy material. Policy 9.1 also requires, subject to certain exemptions, that the minority shareholders of the issuer separately approve the transaction, by either a simple majority or two-thirds of the votes cast, depending on the circumstances.



CHANGES IN CONTROL



The business combination provisions of the DGCL described above may have had the effect of deterring merger proposals, tender offers or other attempts to effect changes in control of Zemex that were not negotiated with and approved by the board of directors.



As noted above under "Votes Required for Extraordinary Corporate Transactions," takeover bids in Canada are regulated by corporate and securities legislation. However, shareholder-ratified shareholders rights plans also exist in Canada to further protect shareholders' rights by giving shareholders adequate time to assess a takeover bid without undue pressure and to allow competing bids to emerge.



                              ACCOUNTING TREATMENT



The indirect acquisition by Zemex Canada of the assets and liabilities of Zemex in connection with the reincorporation merger will be accounted for as a statutory reincorporation. There will not be any "step-up" or write-up of assets for accounting purposes as a result of the reincorporation merger.



Pro forma financial information in contemplation of the reincorporation merger has not been included in this proxy statement/prospectus because the statutory reincorporation will largely result in a change in legal form only. The carrying values of the assets and liabilities of Zemex Canada after the transaction will substantially reflect the carrying values of the assets and liabilities of Zemex prior to the transaction.



                               BUSINESS OF ZEMEX



Zemex was incorporated in 1985 as the successor to Pacific Tin Corporation. Zemex is a niche producer of industrial minerals and metal products. Its principal businesses are industrial minerals, metal powders, and aluminum waste recycling. Its major products include feldspar, feldspathic minerals, kaolin, sand, mica, talc, ferrous and non ferrous powders, and aluminum dross derivatives.



                            BUSINESS OF ZEMEX CANADA



Zemex Canada was incorporated in December 1997 under the Canada Business Corporations Act. It has not carried on an active business. Zemex Canada has been organized to facilitate the change of domicile of Zemex from Delaware to Canada. All of the outstanding common shares of Zemex Canada are currently owned by Zemex. After consummation of the reincorporation merger Zemex shareholders will own the common shares of Zemex Canada, in the same relative proportions as their ownership of Zemex prior to the merger, and Zemex will become a wholly-owned subsidiary of Zemex Canada and Zemex Canada will continue to conduct the operations in which Zemex is now engaged.



                            SELECTED FINANCIAL DATA



THE FOLLOWING SELECTED FINANCIAL INFORMATION FOR THE YEARS 1993 THROUGH 1997 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM THE AUDITED CONSOLIDATED FINANCIAL STATEMENTS OF ZEMEX. THE FOLLOWING SELECTED FINANCIAL INFORMATION FOR THE NINE MONTHS ENDED SEPTEMBER 30, 1998 AND 1997 INCLUDES BALANCE SHEET AND STATEMENT OF OPERATIONS DATA FROM UNAUDITED HISTORICAL CONSOLIDATED FINANCIAL STATEMENTS OF ZEMEX. IN THE OPINION OF MANAGEMENT, THE UNAUDITED FINANCIAL STATEMENTS REFLECT ALL ADJUSTMENTS (CONSISTING OF NORMAL RECURRING ADJUSTMENTS) NECESSARY FOR A FAIR STATEMENT OF RESULTS FOR THE UNAUDITED INTERIM PERIODS. THE INFORMATION CONTAINED IN THIS TABLE SHOULD BE READ IN CONJUNCTION WITH "MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS" AND THE CONSOLIDATED FINANCIAL STATEMENTS AND ACCOMPANYING NOTES INCLUDED IN THE 1997 FORM 10-K, THE 1997 FORM 10-K/A-1, THE MARCH 31, 1998 FORM 10-Q, THE JUNE 30, 1998 FORM 10-Q AND THE SEPTEMBER 30, 1998 FORM 10-Q THAT ARE INCORPORATED BY REFERENCE.



The financial statements of Zemex have been prepared in accordance with accounting principles generally accepted in the United States. The application of Canadian generally accepted accounting principles, which will be applicable to Zemex Canada's financial statements, would not result in any material differences in the Zemex financial statements.



                                       NINE MONTHS ENDED
                                         SEPTEMBER 30,                        YEAR ENDED DECEMBER 31,
                                     ----------------------  ----------------------------------------------------------
                                        1998        1997        1997        1996        1995        1994        1993
                                     ----------  ----------  ----------  ----------  ----------  ----------  ----------
                                          (UNAUDITED)  (DOLLARS IN THOUSANDS, EXCEPT PER SHARE DATA)
U.S. GAAP

STATEMENT OF OPERATIONS DATA:
Net sales..........................  $   78,056  $   73,672  $   97,226  $   86,420  $   85,056  $   55,306  $   47,958
Reorganization charge..............      --          --          --           1,216      --          --          --
Operating income...................       7,896       6,392       8,371       3,066       8,342       5,841       1,237
Other income (expense).............      (2,384)       (164)       (309)     (1,403)       (443)       (262)      2,421
Net income.........................       3,859       4,021       5,793       2,612       8,418       6,250       1,852
Earnings per common share
  Basic............................  $     0.48  $     0.50  $     0.72  $     0.32  $     1.03  $     1.11  $     0.39
  Fully diluted....................        0.46        0.49        0.70        0.31        0.99        1.03        0.35

BALANCE SHEET DATA (AT PERIOD END)
Working capital....................  $   24,779              $   18,975  $   18,688  $   19,709  $   26,046  $    9,288
Total assets.......................     151,536                 118,774     109,376      96,681      70,864      48,414
Long-term debt.....................      39,810                  20,527      17,797       7,485       5,461       8,735
Shareholders' equity...............      79,754                  76,535      70,997      70,900      54,052      26,530

                MARKET PRICES, DIVIDENDS AND TRADING INFORMATION



ZEMEX COMMON STOCK



The closing sales price of Zemex common stock, as reported on the New York Stock Exchange Composite Tape, on October __, 1998, the day before the reincorporation
merger was announced, was $_____. The closing sales price on December   , 1998
was $    . As of December 14, 1998, the 8,698,663 outstanding shares of Zemex common stock were held by 1,845 holders of record. The following table sets forth, for the periods indicated, the high and low closing sale prices of Zemex common stock as reported on the New York Stock Exchange Composite Tape. In the fourth quarter of each of 1996, 1997 and 1998, Zemex declared a 2% stock dividend.



                                                                                                  SALE PRICES
                                                                                              --------------------
                                                                                                HIGH        LOW
                                                                                              ---------  ---------
1996

  First Quarter.............................................................................  $   10.00  $    8.88

  Second Quarter............................................................................       9.63       7.50

  Third Quarter.............................................................................       8.13       6.88

  Fourth Quarter............................................................................       8.88       7.00

1997

  First Quarter.............................................................................       7.75       6.75

  Second Quarter............................................................................       8.00       6.75

  Third Quarter.............................................................................       9.50       7.88

  Fourth Quarter............................................................................      10.94       7.94

1998

  First Quarter.............................................................................       9.63       7.81

  Second Quarter............................................................................      10.44       8.75

  Third Quarter.............................................................................       9.19       6.00

  Fourth Quarter (through December 1, 1998).................................................       6.81       6.25



ZEMEX CANADA COMMON SHARES



There is currently no established public trading market for Zemex Canada common shares, and no first preference shares are outstanding. Immediately following the reincorporation merger, Zemex Canada common shares are expected to be listed on the New York Stock Exchange and on The Toronto Stock Exchange. Until surrendered, the certificates representing shares of Zemex common stock will be deemed to represent Zemex Canada common shares.



As of the date of this proxy statement/prospectus, there were 100 Zemex Canada common shares outstanding held by Zemex. Following the consummation of the reincorporation merger, there will be approximately 8,698,663 Zemex Canada common shares outstanding.

RESTRICTIONS ON FREE TRANSFER OF ZEMEX CANADA COMMON SHARES IN CANADA



Zemex Canada common shares to be issued to shareholders resident in certain provinces of Canada will be subject to restrictions imposed by law that may limit the ability of a shareholder to resell the securities within the province in which it resides. As an example, shareholders resident in the Province of Ontario will only be able to resell their Zemex Canada common shares in Ontario without having to rely on regulatory exemptions or discretionary relief after Zemex Canada has been listed on the Toronto Stock Exchange for over one year. Such shareholders should consult their legal advisors for a further description of such possible restrictions. Additionally, any person, company or combination of persons or companies holding a sufficient number of Zemex Canada common shares to affect materially the control of Zemex Canada will be restricted in selling Zemex Canada common shares pursuant to securities laws applicable in Canada.



DIVIDEND POLICY



The declaration and payment of dividends by Zemex Canada will be subject to the discretion of its Board of Directors. The amount of any such dividend and the Board's policy with respect to the payment of dividends will depend on Zemex Canada's results of operations, financial condition, capital requirements, contractual restrictions and other factors deemed relevant by Zemex Canada's board of directors.



                      MANAGEMENT OF ZEMEX AND ZEMEX CANADA
                                   DIRECTORS


The following table sets forth the names and ages as of August 31, 1998 of the directors of Zemex. Mr. Lawson-Johnston serves as the chairman of the Zemex board of directors.

NAME                                                                                          AGE
----------------------------------------------------------------------------------------      ---
Paul A. Carroll.........................................................................          57
Morton A. Cohen.........................................................................          63
John M. Donovan.........................................................................          70
Thomas B. Evans, Jr.....................................................................          66
Peter O. Lawson-Johnston................................................................          71
Richard L. Lister.......................................................................          59
Garth A.C. MacRae.......................................................................          64
Patrick H. O'Neill......................................................................          83
William J. vanden Heuvel................................................................          68


Currently, Zemex Canada directors include all of the Zemex directors, as well as
R. Peter Gillin. Upon the reincorporation merger, it is expected that the directors of Zemex, other than Patrick H. O'Neill, will remain as directors of Zemex Canada, and it is expected that Mr. O'Neill will become a Director Emeritus of Zemex Canada. As a Director Emeritus, Mr. O'Neill will participate in meetings and receive compensation for meetings attended but will not vote on matters before the board. A majority of the members of the board of Zemex Canada currently is, and after the reincorporation merger will continue to be, resident in Canada.


Garth A.C. MacRae joined the Board of Zemex in June 1998. Since 1994, he has been Vice Chairman of Dundee Bancorp Inc., having served as President of Dundee Bancorp Inc. from

1991 to 1994. Dundee Bancorp Inc. is the sole shareholder of Dundee Bancorp International Inc., Zemex's principal shareholder. Mr. McRae is also a director of Dundee Bancorp Inc. and of BGR Precious Metals, Inc., Breakwater Resources Ltd., Black Hawk Mining Inc., Dimethaid Research Inc., Reserve Royalty Corporation and Eurogas Corporation.

R. Peter Gillin joined the Board of Zemex Canada in September 1998. Since 1996, he has been Vice Chairman and a director of NM Rothschild & Sons Canada Limited. From 1973 to 1996, he was Managing Director and Head of the Mining Group at Scotia Mcleod Inc.

                  EXECUTIVE OFFICERS AND CERTAIN KEY EMPLOYEES

The following table sets forth certain information with respect to the executive officers and certain key employees of Zemex as of August 31, 1998.

NAME                                              AGE                       POSITION
--------------------------------------------  -----------  ------------------------------------------
Richard L. Lister...........................          59   President and Chief Executive Officer

Allen J. Palmiere...........................          45   Vice President, Chief Financial Officer
                                                             and Assistant Secretary

Peter J. Goodwin............................          48   Vice President; President Industrial
                                                             Minerals Group

Terrance J. Hogan...........................          43   President, Alumitech, Inc.

George E. Gillespie.........................          56   President, Metal Powders

Upon the reincorporation merger, it is expected that the executive officers of Zemex will become the executive officers of Zemex Canada. Zemex Canada's current executive officers are as follows:

Peter O. Lawson-Johnston...........          71   Chairman

Richard L. Lister..................          59   President and Chief Executive
                                                  Officer

Allen J. Palmiere..................          45   Vice President and Chief Financial
                                                    Officer

Patricia K. Moran..................          32   Corporate Secretary and Assistant
                                                    Treasurer


                               SECURITY OWNERSHIP



All of the outstanding capital stock of Zemex Canada is currently owned by Zemex. At the effective time of the reincorporation merger, each share of Zemex common stock outstanding immediately prior to the consummation of the reincorporation merger will be automatically converted into one Zemex Canada common share and the existing Zemex Canada common shares will be canceled. Accordingly, upon consummation of the reincorporation merger, the share ownership of Zemex Canada will be identical to the stock ownership of Zemex immediately prior to the reincorporation merger. In addition, outstanding options to purchase shares of Zemex common stock will upon exercise entitle the holder to purchase an equal number of Zemex Canada common shares.

The following table sets forth certain information as of November 3, 1998 with respect to the beneficial ownership of the shares of Zemex common stock by (1) each person known by Zemex to be the beneficial owner of more than 5% of the outstanding shares of Zemex common stock; (2) each director of Zemex; (3) each named executive officer of Zemex who was an executive officer as of such date; and (4) all directors and executive officers of Zemex as a group.



5% SHAREHOLDERS, DIRECTORS,
NAMED EXECUTIVE OFFICERS
AND DIRECTORS AND EXECUTIVE                                                                    PERCENT
OFFICERS AS A GROUP(1)(2)(3)              NUMBER OF SHARES BENEFICIALLY OWNED(4)              OF CLASS
------------------------------                    ----------------------                      ---------
Dundee Bancorp International                 2,955,177(8)                                         34.2%
  Inc. .......................
  Scotia Plaza, 55th Floor
  40 King Street West
  Toronto, Ontario, Canada M5H
  4A9
Paul A. Carroll...............                  25,019(5)(6)                                     *
Morton A. Cohen...............                 318,886(5)(6)(7)                                    3.7%
John M. Donovan...............                  30,520(5)(6)                                     *
Thomas B. Evans, Jr...........                  35,290(5)(6)                                     *
Garth A.C. MacRae.............                       0(8)                                        *
Peter O. Lawson-Johnston......                  97,692(5)(6)(9)                                    1.1%
Richard L. Lister ............                 810,902(6)(10)(12)(14)                              9.2%
  Canada Trust Tower, BCE
  Place
  161 Bay Street, Suite 3750
  Toronto, Ontario, Canada M5J
  2S1
Patrick H. O'Neill............                  35,370(5)(6)                                     *
William J. vanden Heuvel......                  43,196(5)(6)                                     *
Allen J. Palmiere.............                  80,520(6)(11)                                    *
Peter J. Goodwin..............                  76,690(11)(14)                                   *
Terrance J. Hogan.............                  78,917(11)(13)(14)                               *
George E. Gillespie...........                  13,901(11)(14)                                   *
All Directors and Named                      1,646,903(5)(6)(7)(8)(9)(10)(11)(12)(13)(14)         17.8%
  Officers as a group
  (13 persons)................


------------------------


*   Denotes less than 1% of Zemex common stock outstanding.



(1) A Schedule 13G, prepared on behalf of Merrill Lynch & Co., Inc. and various of its subsidiaries, was filed with the SEC indicating that it could be construed to be a beneficial owner of 898,177 shares of Zemex common stock as of December 31, 1997. However, Merrill Lynch & Co., Inc. disclaims any beneficial ownership of the shares of Zemex common stock because they were held in proprietary trading accounts.



(2) Zesiger Capital Group LLC has filed a Schedule 13G with the SEC indicating that it could be deemed to be a beneficial owner of 935,815 shares of Zemex common stock as of December 31, 1997. However, Zesiger Capital Group LLC disclaims any beneficial ownership of the shares of Zemex common stock because they were purchased for customer accounts.



(3) Dimensional Fund Advisors Inc., a registered investment advisor, is deemed to have beneficial ownership of 438,572 shares of Zemex common stock as of December 31, 1997, all of which shares of Zemex common stock are held in portfolios of DFA Investment Dimensions Group Inc., a registered open-end investment company, or in series of the DFA Investment Trust Company, a Delaware business trust, or the DFA Group Trust and DFA Participation Group Trust, investment vehicles for qualified employee benefit plans, for all of which Dimensional serves as investment manager. Dimensional disclaims beneficial ownership of all such shares of Zemex common stock.



(4) Computed in accordance with Rule 13d-3(d)(1) of the Exchange Act.



(5) These directors were each granted options for 15,000 shares of Zemex common stock at $5.50 per share exercisable in two installments of 7,500 each beginning on May 26, 1994 and May 26, 1995, respectively. These options expire on May 26, 1999. On February 8, 1995, these directors were each granted options for an additional 5,000 shares of Zemex common stock at $9.125 per share exercisable in two installments of 2,500 each beginning on February 8, 1996 and February 8, 1997, respectively, and expiring on February 8, 2001. On April 21, 1997, each of these directors was granted options for 10,000 shares of Zemex common stock at $7.00 per share exercisable in two installments of 5,000 each beginning on April 21, 1998 and April 21, 1999, respectively. These options expire April 21, 2003. Additionally, each of these directors was granted options for 7,500 shares of Zemex common stock at $10.1875 per share exercisable in two installments of 3,750 each beginning on May 15, 1999 and May 15, 2000, respectively. These options expire May 15, 2004. Shares shown in the table include the 25,000 currently exercisable options for each director, respectively, except for Mr. Carroll who exercised 15,000 options in March 1998.



(6) Each of these directors and members of management purchased 5,000 shares of Zemex common stock from G.E. Wood, former President and Chief Executive Officer, as part of an assignment of Zemex's settlement agreement with Mr. Wood dated August 10, 1993.



(7) Includes 282,393 shares of Zemex common stock owned by Clarion Capital Corporation, a company of which Mr. Cohen may be deemed to be the beneficial owner.



(8) Excludes 2,897,233 shares of Zemex common stock owned by Dundee Bancorp International Inc., a wholly-owned subsidiary of Dundee Bancorp Inc. Mr. MacRae is Vice Chairman of the Board of Dundee Bancorp Inc., but disclaims any beneficial ownership of the shares of Zemex common stock owned by Dundee Bancorp International Inc.



(9) Includes 18,366 shares of Zemex common stock beneficially owned by Elgerbar Corporation. Mr. Lawson-Johnston is President and Director of Elgerbar Corporation and has shared voting and investment power with respect to the shares of Zemex common stock held by it.



(10) In 1991, Richard L. Lister, President and Chief Executive Officer of Zemex, acquired 357,000 shares of Zemex common stock under Zemex's Key Executive Stock Purchase Plan for an aggregate purchase price of $1,749,300 ($4.90 per share). Zemex loaned Mr. Lister the full amount of the purchase price. This non-interest bearing loan, which was originally scheduled to mature in 1997, has been extended for two years by approval of the Board. The loan is evidenced by a promissory note secured by a pledge of the shares of Zemex common stock. If Mr. Lister leaves the employ of Zemex at any time prior to full payment of the loan, the principal amount will be due in full 30 days after the date his employment terminates. Any balance remaining unpaid on the loan after it is due will bear interest at the prime rate plus 1.0%. So long as the loan is outstanding, Mr. Lister is required to vote the 357,000 shares of Zemex common stock in a manner consistent with the recommendation of the Board.



(11) Includes shares of Zemex common stock issuable upon exercise of vested options as follows: Mr. Lister, 220,000 shares; Mr. Palmiere, 75,000 shares; Mr. Goodwin, 55,000 shares; Mr. Hogan, 39,500 shares; Mr. Gillespie, 12,500 shares; and all named officers and directors as a group, 587,000 shares.



(12) During 1997, Zemex agreed to guarantee a personal loan in the amount $600,000 drawn down by Mr. Lister. The proceeds of the loan were used to acquire 85,700 shares of Zemex common stock on the open market. The shares of Zemex common stock acquired are held by Zemex as security for the loan guarantee.

(13) As part of Zemex's purchase of Alumitech, Inc. in May 1995, Mr. Hogan was issued 28,558 shares of Zemex common stock and options for an additional 22,000 shares of Zemex common stock at $9.75 per share exercisable in two installments of 11,000 shares each beginning on May 12, 1996 and May 12, 1997, respectively, in exchange for his interest in Alumitech, Inc. The options expire on May 12, 2001.



(14) Includes shares of Zemex common stock purchased in 1995, 1996, 1997 and the first six months of 1998, plus any applicable stock dividends, in accordance with the terms and conditions of Zemex's employee stock purchase plan as follows: Mr. Lister, 21,198 shares; Mr. Goodwin, 11,705 shares; Mr. Hogan 7,364 shares; and Mr. Gillespie, 1,115 shares.


                          DESCRIPTION OF SHARE CAPITAL


The authorized capital stock of Zemex Canada currently consists of an unlimited number of first preference shares without par value and an unlimited number of common shares without par value. As of the completion of the reincorporation merger, approximately 8,698,663 common shares and no first preference shares will be issued and outstanding. The following description of the capital stock of Zemex Canada does not purport to be complete or to give full effect to the provisions of statutory or common law and is subject in all respects to the applicable provisions of Zemex Canada's Articles and Bylaws (a copy of each of which is attached to the registration statement of which this proxy statement/prospectus is a part), and the information herein is qualified in its entirety by this reference.


The following is a summary of the attributes of the common shares and first preference shares.

                                 COMMON SHARES

VOTING

Each common share entitles its holder to receive notice of and to attend all general and special meetings of shareholders of Zemex Canada other than meetings at which only the holders of a particular class or series are entitled to vote. Each such common share entitles its holder to one vote.

DIVIDENDS

The holders of common shares are, at the discretion of the Board of Directors of Zemex Canada, entitled to receive, out of any or all profits or surplus of Zemex Canada properly available for the payment of dividends (after the payment of any dividend payable on securities of Zemex Canada entitled to receive dividends in priority to the common shares), any dividends declared by the Board of Directors and payable by Zemex Canada on the common shares.

DISSOLUTION

Subject to the prior rights of the holders of first preference shares, the holders of Zemex Canada common shares are entitled to share ratably in any distribution of the assets of Zemex Canada upon the liquidation, dissolution or winding-up of Zemex Canada or other distribution of its assets among its shareholders for the purpose of winding-up its affairs.

REGISTRAR AND TRANSFER AGENT

The registrar and transfer agent for Zemex Canada common shares will be The Montreal Trust.

                            FIRST PREFERENCE SHARES

First preference shares are issuable in series. Subject to Zemex Canada's Articles, the Board of Directors is authorized to fix, before issuance, the designation, rights, privileges, restrictions and conditions attaching to the shares of each series. The first preference shares rank prior to Zemex Canada common shares with respect to dividends and return of capital on dissolution. Except for matters on which holders of first preference shares as a class are entitled by law to vote, the holders of first preference shares are not entitled to receive notice of, to attend or to vote at meetings of shareholders of Zemex Canada.


                             SHAREHOLDER PROPOSALS



Shareholders of Zemex Canada may submit proposals to be considered for shareholder action at the 1999 Annual Meeting of Shareholders if they do so in accordance with the applicable regulations of the SEC and Canadian Business Corporations Act. In order to be considered for inclusion in Zemex Canada's proxy statement for the meeting, the Corporate Secretary must receive proposals no later than February 28, 1999. Shareholder proposals should be addressed to the Corporate Secretary, Zemex Canada, Canada Trust Tower, BCE Place, 161 Bay Street, Suite 3750, Toronto, Ontario, M5J 2S1.


                                 LEGAL MATTERS

The validity of the issuance of Zemex Canada common shares offered hereby will be passed upon for Zemex Canada by Stikeman, Elliott, Toronto, Ontario.

                                    EXPERTS


The financial statements of Zemex for the years 1993 through 1997 included in the 1997 Form 10-K and 1997 Form 10-K/A-1, that have been incorporated by reference in this proxy statement/prospectus, have been audited by Deloitte & Touche, chartered accountants, as stated in their reports appearing in the 1997 Form 10-K and 1997 Form 10-K/A-1. The balance sheet of Zemex Canada as at September 30, 1998 has been audited by Deloitte & Touche as stated in their report appearing in this document. The financial statements and balance sheet have been incorporated in reliance upon Deloitte & Touche's reports given upon their authority as experts in accounting and auditing.


                             AVAILABLE INFORMATION

Zemex has been and is currently subject to the informational requirements of the Securities Exchange Act of 1934, as amended. In accordance with those requirements, Zemex files, and following the reincorporation merger Zemex Canada will file, reports, proxy statements, and other information with the Securities and Exchange Commission. Such reports, proxy statements, and other information can be inspected and copied at the offices of the SEC at 450 Fifth Street, N.W., Washington, D.C. 20549 and at the regional offices of the SEC at Seven World Trade Center, 13th Floor, New York, New York 10048 and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661, and copies of such material can be obtained from the public reference section at the principal office of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549, at prescribed rates, or by calling the SEC at 1-800-SEC-0330. In addition, registration statements and certain other filings made with the SEC through its Electronic Data Gathering, Analysis and Retrieval system are publicly available through the SEC's site on the Internet's World Wide Web, located at http:// www.sec.gov.

Zemex Canada has filed with the SEC a Registration Statement on Form S-4 under the Securities Act of 1933, as amended, with respect to Zemex Canada common shares offered hereby. This proxy statement/prospectus does not contain all the information set forth in that registration statement and the related exhibits. Statements contained herein concerning the provisions of documents are necessarily summaries of those documents, and each statement is qualified in its entirety by reference to the copy of the applicable document filed with the SEC. The registration statement and any subsequent amendments, including exhibits filed as a part of the registration statement, are available for inspection and copying as set forth above.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE


The SEC allows us to "incorporate by reference" the information we file with them, which means that we can disclose important information to you by referring you to those documents. The information incorporated by reference is considered to be part of this proxy statement/ prospectus, and information filed later with the SEC will update and supersede this information. We incorporate by reference the documents listed below and any future filings made with the SEC under
Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act of 1934 after the date of this proxy statement/prospectus and before the date of the merger.



    (a) Annual Report on Form 10-K for the fiscal year ended December 31, 1997;



    (b) Amendment on Form 10-K/A-1 to Annual Report on Form 10-K for the fiscal
       year ended December 31, 1997, filed December   , 1998;



    (c) Quarterly Reports on Form 10-Q for the quarters ended March 31, 1998, June 30, 1998 and September 30, 1998; and



    (d) Current Report on Form 8-K dated May 20, 1998.



You may request a copy of these filings, at no cost, by writing or telephoning us at the following address:



   Corporate Secretary
    Zemex Corporation
    Canada Trust Tower
    BCE Place
    161 Bay Street, Suite 3750
    Toronto, Ontario, Canada M5J 2S1
    (416) 365-8080

You should rely only on the information incorporated by reference or provided in this proxy statement/prospectus. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this proxy statement/prospectus is accurate as of any date other than the date on the front of the document.



This proxy statement/prospectus is accompanied by a copy of the Zemex 1997 Form 10-K, the 1997 Form 10-K/A-1 and the September 30, 1998 Form 10-Q.


           CAUTIONARY STATEMENT CONCERNING FORWARD LOOKING STATEMENTS

With the exception of historical matters, the matters discussed or incorporated by reference in this proxy statement/prospectus are forward looking statements that involve risks and uncertainties that could cause actual results to differ materially from targeted or projected results. These forward-looking statements include statements regarding the intent, belief or current expectations of Zemex Canada and members of its senior management team, including without limitation, post transaction performance and opportunities, the attractiveness of an investment in Zemex Canada to Canadian and other investors, market acceptance in the Canadian capital markets and enhanced liquidity. Factors that could cause actual results to differ materially include:

    - fluctuations in aluminum prices;

    - problems regarding unanticipated competition;

    - processing, access and transportation of supplies;

    - availability of materials and equipment;


    - the occurrence of an unexpected or unavoidable event (a force majeure event), which may, for example, prevent Zemex Canada or a party contracting with it from achieving its objectives;


    - the failure of plant equipment or processes to operate in accordance with specifications or expectations;

    - accidents, labor relations or delays in start-up dates;

    - environmental costs and risks;

    - the outcome of acquisition negotiations and general domestic and international economic and political conditions; and

    - other factors described in this proxy statement/prospectus or Zemex filings with the SEC.

Many of these factors are beyond the ability of Zemex to predict or control. Readers are cautioned not to put undue reliance on forward looking statements.

The safe harbor of the United States Private Securities Litigation Act of 1995 is not available to Zemex Canada because it is a new issuer.

AUDITORS' REPORT

To the Directors of
Zemex Canada Corporation

We have audited the balance sheet of Zemex Canada Corporation as at September 30, 1998. This financial statement is the responsibility of the Company's management. Our responsibility is to express an opinion on this financial statement based on our audit.

We conducted our audit in accordance with generally accepted auditing standards in Canada. Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.

In our opinion, this balance sheet presents fairly, in all material respects, the financial position of the Company as at September 30, 1998, in accordance with generally accepted accounting principles in Canada.

/s/ Deloitte & Touche LLP
Deloitte & Touche LLP

Toronto, Ontario
November 13, 1998

ZEMEX CANADA CORPORATION
BALANCE SHEET
AS AT SEPTEMBER 30, 1998
--------------------------------------------------------------------------------

ASSETS

  Cash                                                                                  $       1
-------------------------------------------------------------------------------------------

SHAREHOLDER'S EQUITY

  Share capital
      Authorized
        Unlimited number of common shares
        Unlimited number of first preference shares
      Issued
        100 common shares                                                               $       1
   -------------------------------------------------------------------------------------------

                             APPROVED BY THE BOARD:

/s/ Richard L. Lister                           /s/ Paul A. Carroll
Director                                        Director

ZEMEX CANADA CORPORATION
NOTES TO THE BALANCE SHEET
SEPTEMBER 30, 1998
--------------------------------------------------------------------------------

1.  BASIS OF PRESENTATION

    Zemex Canada Corporation (the "Company") was incorporated on December 4, 1997 under the Business Corporations Act (Ontario). The Company is a wholly-owned subsidiary of Zemex Corporation ("Zemex"), a New York Stock Exchange listed company headquartered in Toronto, Canada. By articles of continuance dated June 5, 1998, the Company was continued under the Canada Business Corporations Act. The Company has been incorporated and organized for the purposes of facilitating a merger with Zemex which will result in a change of Zemex's domicile from the United States to Canada. The pro forma effect of this transaction, and a complete description of the merger has been disclosed in registration statement No. 333-65307. The transaction is summarized in Note 2 below.

    Statements of operations and changes in financial position are not included with the accompanying balance sheet as all aspects of the Company's operations and cash flows are readily apparent from financial information presented.

2.  SUBSEQUENT EVENT

    Under the terms of a merger agreement dated October 1, 1998, the Company will merge a newly-formed subsidiary which is incorporated under the laws of Delaware (the "Delaware subsidiary"), with and into Zemex (the "Reincorporation Merger"). The separate corporate existence of the Delaware subsidiary will cease, and Zemex will be the surviving corporation. Each previously outstanding share of the Delaware subsidiary's common stock will be converted into one share of Zemex common stock and each previously outstanding share of Zemex common stock will be converted into the right to receive one Company common share. The previously outstanding Company common shares will be canceled. As a result, Zemex will become a wholly-owned subsidiary of the Company and the current stockholders of Zemex will own the outstanding Company common shares. For accounting purposes, the assets and liabilities of the Company and its subsidiaries on a consolidated basis immediately after the consummation of the merger will be substantially identical to the assets and liabilities of Zemex and its subsidiaries on a consolidated basis immediately prior to the merger.

                                                                         ANNEX A

                               AGREEMENT AND PLAN
                                       OF
                                     MERGER
                                  BY AND AMONG
                           ZEMEX CANADA CORPORATION,
                         ZEMEX ACQUISITION CORPORATION,
                                      AND
                               ZEMEX CORPORATION
                                OCTOBER 1, 1998

                               TABLE OF CONTENTS


                                                                                                                PAGE
                                                                                                              ---------
ARTICLE I          THE MERGER...............................................................................          4
                   Section 1.01    The Merger...............................................................          4
                   Section 1.02    Effective Time; Closing..................................................          4
                   Section 1.03    Effects of the Merger; Subsequent Actions................................          4
                   Section 1.04    Certificate of Incorporation and By-Laws of the Surviving Corporation....          4
                   Section 1.05    Directors................................................................          5
                   Section 1.06    Officers.................................................................          5
                   Section 1.07    Conversion of Shares.....................................................          5
                   Section 1.08    Conversion of Mergeco Common Stock.......................................          5
                   Section 1.09    Outstanding Common Shares of the Company.................................          5
                   Section 1.10    Exchange of Certificates.................................................          5
                   Section 1.11    Zemex Stock Option Plan..................................................          6
                   Section 1.12    Zemex Stock Purchase Plans...............................................          6
                   Section 1.13    Stockholders' Meeting....................................................          6

ARTICLE II         REPRESENTATIONS AND WARRANTIES OF ZEMEX..................................................          6
                   Section 2.01    Organization and Qualification...........................................          6
                   Section 2.02    Capitalization...........................................................          6
                   Section 2.03    Authority Relative to this Agreement.....................................          6

ARTICLE III        REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGECO................................          7
                   Section 3.01    Organization and Qualification...........................................          7
                   Section 3.02    Authority Relative to this Agreement.....................................          7

ARTICLE IV         COVENANTS................................................................................          7
                   Section 4.01    Conduct of Business of Zemex.............................................          7
                   Section 4.02    Employee Benefit Arrangements............................................          8
                   Section 4.03    Directors' and Officers' Indemnification; Insurance......................          8
                   Section 4.04    Option Plan; Stock Purchase Plans........................................          9
                   Section 4.05    Name Changes.............................................................          9
                   Section 4.06    Registration Statement/Proxy Statement...................................          9
                   Section 4.07    Listing on Stock Exchanges...............................................          9

ARTICLE V          CONDITIONS TO CONSUMMATION OF THE MERGER.................................................         10
                   Section 5.01    Conditions to Each Party's Obligation to Consummate
                                   the Merger...............................................................         10

ARTICLE VI         TERMINATION; AMENDMENT...................................................................         10
                   Section 6.01    Termination..............................................................         10
                   Section 6.02    Effect of Termination....................................................         10
                   Section 6.03    Amendment................................................................         10

ARTICLE VII        MISCELLANEOUS............................................................................         11
                   Section 7.01    Non-Survival of Representations and Warranties...........................         11
                   Section 7.02    Entire Agreement.........................................................         11
                   Section 7.03    Validity.................................................................         11
                   Section 7.04    Governing Law............................................................         11
                   Section 7.05    Descriptive Headings.....................................................         11
                   Section 7.06    Counterparts.............................................................         11
                   Section 7.07    Certain Definitions......................................................         11
                   Section 7.08    No Third Party Beneficiaries.............................................         11


LIST OF SCHEDULES

Schedule 2.02--Capitalization
Schedule 4.02--Employee Benefits

                          AGREEMENT AND PLAN OF MERGER

    Agreement and Plan of Merger dated as of October 1, 1998, by and among Zemex Canada Corporation, a Canadian corporation (the "Company"), Zemex Acquisition Corporation, a Delaware corporation and a subsidiary of the Company ("Mergeco"), and Zemex Corporation, a Delaware corporation ("Zemex").

    Whereas, the respective Boards of Directors of Zemex, Mergeco and the Company have approved the merger of Mergeco into Zemex and the other transactions contemplated hereby on the terms and subject to the conditions set forth herein; and

    Whereas, in furtherance thereof, upon the terms and subject to the conditions of this Agreement, (i) Mergeco would be merged (the "Merger") with and into Zemex in accordance with the General Corporation Law of the State of Delaware (the "DGCL") and (ii) each share of common stock, par value US$1.00 per share, of Zemex (collectively, the "Shares"), issued and outstanding immediately prior to the Effective Time would, except as otherwise expressly provided herein, be converted into the right to receive the Merger Consideration.

    Now, therefore, in consideration of the foregoing and the respective representations, warranties, covenants and agreements set forth herein, Zemex, Mergeco and the Company agree as follows:

                                   ARTICLE I
                                   THE MERGER

      Section 1.01 THE MERGER. Upon the terms and subject to the satisfaction or waiver of the conditions hereof, and in accordance with the applicable provisions of this Agreement and the DGCL, at the Effective Time Mergeco shall be merged with and into Zemex. As of and following the Effective Time, the separate corporate existence of Mergeco shall cease and Zemex shall continue as the surviving corporation (the "Surviving Corporation").

      Section 1.02 EFFECTIVE TIME; CLOSING. As soon as practicable after the satisfaction or waiver of the conditions set forth in Article V, Zemex and Mergeco shall execute in the manner required by the DGCL and deliver to the Secretary of State of the State of Delaware a duly executed and verified certificate of merger, and the parties shall take such other and further actions as may be required by law to make the Merger effective. The time the Merger becomes effective in accordance with applicable law is referred to as the "Effective Time." Prior to such filing, a closing (the "Closing") shall be held at the offices of Stikemen Elliott, Commerce Court West, Suite 5300, Toronto, Ontario, Canada M5L 1B9, or such other place as the parties hereto shall agree, for the purpose of confirming the satisfaction or waiver of the conditions set forth in Article V. The date on which the Closing occurs is referred to herein as the "Closing Date."

      Section 1.03 EFFECTS OF THE MERGER; SUBSEQUENT ACTIONS. The Merger shall have the effects set forth in Section 259 of the DGCL. Without limiting the generality of the foregoing, and subject thereto and any other applicable laws, at the Effective Time, all properties, rights, privileges, powers and franchises of Zemex and Mergeco shall vest in the Surviving Corporation, and all debts, liabilities, restrictions, disabilities and duties of Zemex and Mergeco shall become debts, liabilities, restrictions, disabilities and duties of the Surviving Corporation.

      Section 1.04 CERTIFICATE OF INCORPORATION AND BY-LAWS OF THE SURVIVING CORPORATION.

        (a) The Certificate of Incorporation of Mergeco, as in effect immediately prior to the Effective Time, shall be the Certificate of Incorporation of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law; provided, however, that the name of the Surviving Corporation shall, in accordance with the provisions hereof and applicable law, be changed to "Zemex U.S. Corporation" at the Effective Time.

        (b) The By-Laws of Mergeco in effect at the Effective Time shall be the By-Laws of the Surviving Corporation, until thereafter amended in accordance with the provisions thereof and hereof and applicable law.

      Section 1.05 DIRECTORS. Subject to applicable law, the directors of Mergeco immediately prior to the Effective Time shall be the initial directors of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      Section 1.06 OFFICERS. The officers of Mergeco immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office until their respective successors are duly elected and qualified, or their earlier death, resignation or removal.

      Section 1.07 CONVERSION OF SHARES. At the Effective Time, by virtue of the Merger and without any action on the part of Zemex, Mergeco, the Company or the holders of the following securities, each Share issued and outstanding immediately prior to the Effective Time shall be converted into the right to receive the Merger Consideration. Such Shares shall be canceled by virtue of the Merger. As used herein, "Merger Consideration" means one common share of the Company, without par value.

      Section 1.08 CONVERSION OF MERGECO COMMON STOCK. At the Effective Time, each share of common stock, par value US$.01 per share, of Mergeco issued and outstanding immediately prior to the Effective Time shall, by virtue of the Merger and without any action on the part of the holder thereof, be converted into and become one validly issued, fully paid and non-assessable share of common stock of the Surviving Corporation.

      Section 1.09 OUTSTANDING COMMON SHARES OF THE COMPANY. All of the common shares of the Company outstanding immediately prior to the Effective Time shall, by virtue of the Merger, be canceled as of the Effective Time.

      Section 1.10  EXCHANGE OF CERTIFICATES.

        (a) Prior to the Effective Time, the Company shall designate the Montreal Trust Company of Canada to act as exchange agent (the "Exchange Agent") in effecting the exchange for the Merger Consideration of certificates (the "Certificates") that, prior to the Effective Time, represented Shares. Upon the surrender of each such Certificate formerly representing Shares, together with a properly completed letter of transmittal described in Section 1.10(b) below, the Exchange Agent shall issue in respect thereof a common share certificate of the Company representing the Merger Consideration (a "Company Certificate") multiplied by the number of Shares formerly represented by each such Certificate, in exchange therefor, and each such Certificate shall forthwith be canceled. Until so surrendered and exchanged, each such Certificate shall represent solely the right to receive the Merger Consideration. If the Merger Consideration is to be delivered to any person other than the person in whose name the Certificate formerly representing Shares surrendered in exchange therefor is registered, it shall be a condition to such exchange that the Certificate so surrendered shall be properly endorsed or accompanied by a stock power and shall otherwise be in proper form for transfer and that the person requesting such exchange shall pay to the Exchange Agent any transfer or other taxes required by reason of the delivery of the Merger Consideration to a person other than the registered holder of the Certificate surrendered, or shall establish to the satisfaction of the Exchange Agent that such taxes have been paid or are not applicable.

        (b) Promptly after the Effective Time, the Exchange Agent shall mail to each record holder of Certificates that immediately prior to the Effective Time represented Shares a letter of transmittal and instructions for use in surrendering such Certificates and receiving the Merger Consideration in exchange therefor.

        (c) After the Effective Time, there shall be no transfers on the stock transfer books of the Surviving Corporation of any Shares. If, after the Effective Time, Certificates formerly representing Shares are presented to the Surviving Corporation or the Exchange Agent, they shall be canceled and exchanged for the Merger Consideration as provided in this Section 1.10.

      Section 1.11 ZEMEX STOCK OPTION PLAN. Effective as of the Effective Time, each outstanding option (an "Option") issued, awarded or granted pursuant to Zemex's 1995 Stock Option Plan (the "Option Plan") to purchase Shares will entitle the holder upon exercise to acquire an equivalent number of Company Common Shares.

      Section 1.12 ZEMEX STOCK PURCHASE PLANS. Effective as of the Effective Time, all rights to purchase Shares arising under the Zemex Employee Stock Purchase Plan and the Zemex Key Executive Common Stock Purchase Plan (the "Stock Purchase Plans") will entitle the holder to purchase an equivalent number of Company Common Shares.

      Section 1.13  STOCKHOLDERS' MEETING.

        (a) Zemex, acting through its Board of Directors (the "Board"), shall, in accordance with the DGCL:

           (i) duly call, give notice of, convene and hold a special meeting of its stockholders (the "Stockholders' Meeting") as soon as practicable following the date hereof for the purpose of considering and taking action upon this Agreement; and

           (ii) subject to Section 4.06 below, prepare and file with the Securities and Exchange Commission (the "SEC") a preliminary proxy or information statement relating to the Merger and this Agreement and use all reasonable efforts (x) to obtain and furnish the information required by the SEC to be included in the Proxy Statement and, after consultation with the Company, to respond promptly to any comments made by the SEC with respect to the preliminary proxy or information statement and cause a definitive proxy or information statement (the "Proxy Statement") to be mailed to its stockholders and (y) to obtain the necessary approvals of the Merger and this Agreement by its stockholders.

                                   ARTICLE II
                    REPRESENTATIONS AND WARRANTIES OF ZEMEX

    Zemex represents and warrants that, except as set forth in any Schedule hereto, the statements contained in this Article II are correct and complete as of the date of this Agreement.

      Section 2.01 ORGANIZATION AND QUALIFICATION. Zemex is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware.

      Section 2.02 CAPITALIZATION. The authorized capital stock of Zemex consists of 20,000,000 Shares and 5,000 shares of preferred stock ("Preferred Stock"). As of the close of business on September 30, 1998, 8,511,742 Shares were issued and outstanding. As of the close of business on September 25, 1998, there were no shares of Preferred Stock issued and outstanding. Zemex has no shares reserved for issuance, except that, as of September 25, 1998, there were 674,393 Shares reserved for issuance pursuant to (i) outstanding Options under the Option Plan and (ii) purchase rights under the Stock Purchase Plans. Zemex has no options, warrants or rights to purchase Shares outstanding other than as set forth on Schedule 2.02.

      Section 2.03 AUTHORITY RELATIVE TO THIS AGREEMENT. Zemex has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by Zemex and the consummation by Zemex of the transactions contemplated hereby have been duly and validly authorized and approved by the Board and no other corporate proceedings on the part of Zemex are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby (other than, with respect to the Merger, the approval and adoption of the Merger and this Agreement by the affirmative vote of the holders of a majority of the Shares then outstanding). This Agreement has been duly and validly executed and delivered by Zemex and, assuming the due and valid authorization, execution and delivery of this Agreement by the Company and Mergeco, constitutes a valid and binding obligation of Zemex enforceable against Zemex in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                  ARTICLE III
           REPRESENTATIONS AND WARRANTIES OF THE COMPANY AND MERGECO

    The Company and Mergeco represent and warrant that the statements contained in this Article III are correct and complete as of the date of this Agreement insofar as such statements pertain to such Person.

      Section 3.01 ORGANIZATION AND QUALIFICATION. Mergeco is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Company is a corporation duly organized, validly existing and in good standing under the laws of Canada.

      Section 3.02 AUTHORITY RELATIVE TO THIS AGREEMENT. Each of the Company and Mergeco has all necessary corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement by the Company and Mergeco and the consummation by the Company and Mergeco of the transactions contemplated hereby have been duly and validly authorized and approved by the Boards of Directors of the Company and Mergeco and no other corporate proceedings on the part of the Company or Mergeco are necessary to authorize or approve this Agreement or to consummate the transactions contemplated hereby, other than the approval of this Agreement and the transactions contemplated hereby by the sole stockholder of Mergeco. This Agreement has been duly executed and delivered by each of the Company and Mergeco and, assuming the due and valid authorization, execution and delivery by Zemex, constitutes a valid and binding obligation of each of the Company and Mergeco enforceable against each of them in accordance with its terms, except that such enforceability (i) may be limited by bankruptcy, insolvency, moratorium or other similar laws affecting or relating to the enforcement of creditors' rights generally and (ii) is subject to general principles of equity.

                                   ARTICLE IV
                                   COVENANTS

      Section 4.01 CONDUCT OF BUSINESS OF ZEMEX. Except as contemplated by this Agreement or with the prior consent of the Company, during the period from the date of this Agreement to the Effective Time, Zemex will, and will cause each of its Subsidiaries to, conduct its operations only in the ordinary and usual course of business consistent with past practice and will use its reasonable efforts, and will cause each of its Subsidiaries to use its reasonable efforts, to preserve intact the business organization of Zemex and each of its Subsidiaries, to keep available the services of its and their present officers and key employees, and to preserve the good will of those having business relationships with it. Without limiting the generality of the foregoing, and except as otherwise contemplated by this Agreement, Zemex will not, and will not permit any of its Subsidiaries to, prior to the Effective Time, without the prior written consent of the Company:

        (a) adopt any amendment to its Certificate of Incorporation or By-laws or comparable organizational documents;

        (b) except for issuances of capital stock of the Zemex's Subsidiaries to Zemex or a wholly-owned Subsidiary of Zemex, issue, reissue, pledge or sell, or authorize the issuance, reissuance, pledge or sale of (i) additional shares of capital stock of any class, or securities convertible into capital stock of any class, or any rights, warrants or options to acquire any convertible securities or capital stock, other than the issuance of Shares, in accordance with the terms of the instruments governing such issuance on the date hereof, pursuant to the exercise of Options outstanding on the date hereof, or Shares purchasable pursuant to the Stock Purchase Plans, or (ii) any other securities in respect of, in lieu of, or in substitution for, Shares outstanding on the date hereof;

        (c) declare, set aside or pay any dividend or other distribution (whether in cash, securities or property or any combination thereof) in respect of any class or series of its capital stock other than between Zemex and any of its wholly-owned Subsidiaries; or

        (d) agree in writing or otherwise to take any of the foregoing actions prohibited under Section 4.01 or any action which would cause any representation or warranty of Zemex in this Agreement to be or become untrue or incorrect in any material respect.

      Section 4.02 EMPLOYEE BENEFIT ARRANGEMENTS. Zemex and the Company hereby agree to the provisions set forth on Schedule 4.02 hereto relating to the provision of employee benefits and other related employee matters.

      Section 4.03  DIRECTORS' AND OFFICERS' INDEMNIFICATION; INSURANCE.

        (a) From and after the Effective Time, the Company shall indemnify and hold harmless each person who is, or has been at any time prior to the date hereof or who becomes prior to the Effective Time, an officer or director of Zemex or any of its Subsidiaries (collectively, the "Indemnified Parties" and individually, the "Indemnified Party") against all losses, liabilities, expenses, claims or damages in connection with any claim, suit, action, proceeding or investigation based in whole or in part on the fact that such Indemnified Party is or was a director or officer of Zemex or any of its Subsidiaries and arising out of acts or omissions occurring prior to and including the Effective Time (including but not limited to the transactions contemplated by this Agreement) to the fullest extent permitted by applicable law, for a period of not less than six years following the Effective Time; provided, however, that in the event any claim or claims are asserted or made within such six-year period, all rights to indemnification in respect of any such claim or claims shall continue until final disposition of any and all such claims.

        (b) The Company shall cause the Certificate of Incorporation and By-Laws of the Surviving Corporation to include provisions for the limitation of liability of directors and indemnification of the Indemnified Parties to the fullest extent permitted under applicable law and shall not permit the amendment of such provisions in any manner adverse to the Indemnified Parties, as the case may be, without the prior written consent of such persons, for a period of six years from and after the Effective Time.

        (c) Without limitation of the foregoing, in the event any such Indemnified Party is or becomes involved in any capacity in any action, proceeding or investigation in connection with any matter, including, without limitation, the transactions contemplated by this Agreement, occurring prior to, and including, the Effective Time, the Company will pay as incurred such Indemnified Party's legal and other expenses (including the cost of any investigation and preparation) incurred in connection therewith. The Company shall pay all expenses, including attorneys' fees, that may be incurred by any Indemnified Party in enforcing the indemnity and other obligations provided for in this Section 4.03 or any action involving an Indemnified Party resulting from the transactions contemplated by this Agreement.

        (d) Any determination to be made as to whether any Indemnified Party has met any standard of conduct imposed by law shall be made by legal counsel reasonably acceptable to such Indemnified Party, the Company and the Surviving Corporation, retained at the Company's and the Surviving Corporation's expense.

        (e) This Section 4.03 is intended to benefit the Indemnified Parties and their respective heirs, executors and personal representatives and shall be binding on the successors and assigns of the Company, Mergeco and the Surviving Corporation.

      Section 4.04 OPTION PLAN; STOCK PURCHASE PLANS. Subject to the provisions of Sections 1.11 and 1.12 above, at the Effective Time, the Option Plan and the Stock Purchase Plans shall be canceled and terminated. Prior to the effective time of the registration statement contemplated by Section 4.06 below, the Company shall adopt an option plan and stock purchase plans providing benefits substantially similar to those provided under the Option Plan and the Stock Purchase Plans, and all options and grants made pursuant to Sections 1.11 and 1.12 above shall be subject to and governed by the terms of such new option plan and stock purchase plans and any option and stock purchase agreements executed pursuant thereto.

      Section 4.05 NAME CHANGES. In the Merger, the Surviving Corporation will change its name to Zemex U.S. Corporation, and immediately prior to the Merger, the Company will change its name to Zemex Corporation. Each of such corporations will replace its current name with its new company name on all stationery, business cards, real and personal property, directories, labels, advertising and promotional material and any and all applications, registrations or other documents filed or to be filed with international, national and local governmental offices, agencies or authorities in any country.

      Section 4.06  REGISTRATION STATEMENT/PROXY STATEMENT.

        (a) Zemex and the Company shall jointly prepare and file with the SEC as soon as practicable after the date hereof a Registration Statement (the "Registration Statement") on Form S-4 under the Securities Act of 1933, as amended, with respect to the Merger Consideration issuable in the Merger and this Agreement, which Registration Statement shall also serve as the "Proxy Statement" for purposes of obtaining the approval of Zemex's stockholders to this Agreement. Zemex and the Company shall use all reasonable efforts to have the Registration Statement declared effective by the SEC as promptly as practicable. Zemex and the Company shall use all reasonable efforts to obtain, prior to the effective date of the Registration Statement, all necessary state securities law or "Blue Sky" permits or approvals required to carry out the transactions contemplated by this Agreement, and Zemex will pay all expenses incident thereto. The Registration Statement, when declared effective by the SEC, will not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.

        (b) The Company, Zemex and Mergeco shall cooperate with one another in the preparation and filing of the Registration Statement and shall use their reasonable best efforts to promptly obtain and furnish the information required to be included in the Registration Statement and to respond promptly to any comments or requests made by the SEC with respect to the Registration Statement. Each party hereto shall promptly notify the other parties of the receipt of comments of, or any requests by, the SEC with respect to the Registration Statement and shall promptly supply the other parties with copies of all correspondence between such party (or its representatives) and the SEC (or its staff) relating thereto. The Company, Zemex and Mergeco each agrees to correct any information provided by it for use in the Registration Statement which shall have become, or is, false or misleading.

        (c) As soon as possible after completion of review of the Proxy Statement by the SEC, Zemex shall mail the Proxy Statement to its stockholders who are entitled to vote at the Stockholders' Meeting. Subject to the fiduciary obligations of the Board under applicable law and the DGCL, the Proxy Statement shall contain the recommendation of the Board that the stockholders of Zemex adopt this Agreement and the Merger.

      Section 4.07 LISTING ON STOCK EXCHANGES. The Company and Zemex shall prepare and submit to the New York Stock Exchange and The Toronto Stock Exchange any necessary documents covering the

Common Shares of the Company comprising the Merger Consideration to be issued in connection with the Merger and shall obtain, prior to the Effective Time, approval for the listing of such Company Common Shares upon official notice of issuance.

                                   ARTICLE V
                    CONDITIONS TO CONSUMMATION OF THE MERGER

      Section 5.01 CONDITIONS TO EACH PARTY'S OBLIGATION TO CONSUMMATE THE MERGER. Subject to the right of any party hereto to waive any of the following conditions with respect to itself and not with respect to any other party, the respective obligations of Zemex, Mergeco and the Company to consummate the Merger and the transactions contemplated hereby are subject to the satisfaction, at or before the Effective Time, of each of the following conditions:

        (a) STOCKHOLDER APPROVAL. If required by the DGCL, the stockholders of Zemex and Mergeco shall have duly approved the transactions contemplated by this Agreement.

        (b) INJUNCTIONS, ILLEGALITY. No action, suit or proceeding shall be pending or threatened before any court or quasi-judicial or administrative agency of any federal, state, local or foreign jurisdiction or before any arbitrator or any governmental or regulatory authority, agency or other entity (a "Governmental Entity") wherein an unfavorable injunction, judgment, order, decree, ruling or charge would (i) prevent consummation of any of the transactions contemplated hereby, (ii) cause any of the transactions contemplated hereby to be rescinded following consummation,
    (iii) cause any of Zemex, the Company, or any of their officers or directors, to become liable for any material damages or (iv) affect adversely the right of the Surviving Corporation to own the former assets or to operate the former businesses of Zemex (and no such injunction, judgment, order, decree, ruling or charge shall be in effect) and there shall not have been any statute, rule or regulation enacted, promulgated or deemed applicable to the Merger by any Governmental Entity which prevents the consummation of the Merger.

        (c) NO BREACH. There shall not have been a breach of any representation, warranty, covenant or agreement of the Company, Mergeco or Zemex set forth in this Agreement which, individually or in the aggregate, would have a material adverse effect on the Surviving Corporation.

        (d) LISTING OF COMPANY COMMON SHARES. The Merger Consideration issuable in the Merger shall be listed for trading on the New York Stock Exchange and the Toronto Stock Exchange, subject to official notice of issuance.

                                   ARTICLE VI
                             TERMINATION; AMENDMENT

      Section 6.01 TERMINATION. This Agreement may be terminated and the Merger contemplated hereby may be abandoned at any time prior to the Effective Time, notwithstanding approval thereof by the stockholders of Zemex, by action of the Company or the board of directors of Zemex.

      Section 6.02 EFFECT OF TERMINATION. In the event of the termination of this Agreement pursuant to Section 6.01, this Agreement shall forthwith become void and have no effect, without any liability on the part of any party or its directors, officers or stockholders.

      Section 6.03 AMENDMENT. This Agreement may be amended, modified or supplemented by written agreement of Zemex and the Company at any time prior to the Effective Time, whether before or after the approval of this Agreement by the stockholders of Zemex, but, after any such vote, no amendment, modification or supplement shall be made if the Board shall determine that such amendment, modification, supplement would have a material adverse effect on the rights of the holders of Shares without the further approval of such holders.

                                  ARTICLE VII
                                 MISCELLANEOUS

      Section 7.01 NON-SURVIVAL OF REPRESENTATIONS AND WARRANTIES. The representations and warranties made in this Agreement shall not survive beyond the Effective Time. The covenants and other agreements contained herein shall survive in accordance with their respective terms.

      Section 7.02 ENTIRE AGREEMENT. This Agreement (including the documents and the instruments referred to herein) constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, among the parties with respect to the subject matter hereof and thereof.

      Section 7.03 VALIDITY. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, each of which shall remain in full force and effect.

      Section 7.04 GOVERNING LAW. The validity and enforceability of this Agreement shall be governed by and construed in accordance with the corporate law of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

      Section 7.05 DESCRIPTIVE HEADINGS. The descriptive headings and captions herein are inserted for convenience of reference only and are not intended to be part of or to affect the meaning or interpretation of this Agreement.

      Section 7.06 COUNTERPARTS. This Agreement may be executed in two or more counterparts (including by means of telecopied signature pages), each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

      Section 7.07  CERTAIN DEFINITIONS.  As used in this Agreement:

        (a) the term "Person" shall include individuals, corporations, partnerships, trusts, other entities and groups (which term shall include a "group" as such term is defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended); and

        (b) the term "Subsidiary," "Subsidiaries" or "subsidiaries" means, with respect to Zemex, Mergeco, the Company or any other person, any corporation, partnership, joint venture or other legal entity of which Zemex, Mergeco, the Company or such other person, as the case may be (either alone or through or together with any other subsidiary), owns, directly or indirectly, stock or other equity interests the holders of which are generally entitled to more than 50% of the vote for the election of the board of directors or other governing body of such corporation or other legal entity.

      Section 7.08 NO THIRD PARTY BENEFICIARIES. Nothing in this Agreement, express or implied, is intended to nor shall confer upon any Person any legal or equitable right, benefit or remedy of any nature whatsoever under or by reason of this Agreement, and no Person shall be deemed a third party beneficiary under or by reason of this Agreement.

    IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its respective officer thereunto duly authorized, all as of the day and year first above written.

                                ZEMEX CORPORATION

                                By:  /s/ RICHARD L. LISTER
                                     -----------------------------------------
                                     Name: Richard L. Lister
                                     Title: President and Chief Executive
                                     Officer

                                ZEMEX CANADA CORPORATION

                                By:  /s/ RICHARD L. LISTER
                                     -----------------------------------------
                                     Name: Richard L. Lister
                                     Title: President and Chief Executive
                                     Officer

                                ZEMEX ACQUISITION CORPORATION

                                By:  /s/ RICHARD L. LISTER
                                     -----------------------------------------
                                     Name: Richard L. Lister
                                     Title: President

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 20.  INDEMNIFICATION OF OFFICERS AND DIRECTORS

    STATUTE. Under the Canada Business Corporations Act, Zemex Canada may indemnify a present or former director or officer of Zemex Canada or of another corporation of which Zemex Canada is a stockholder or creditor against amounts paid to settle civil, criminal or administrative actions or judgments and expenses in connection therewith, where the director or officer was made a party by reason of his position with Zemex Canada or such other corporation and provided that the director or officer acted honestly and in good faith with a view to the best interests of Zemex Canada and, in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his conduct was lawful. Such indemnification may be made in connection with a derivative action only with court approval. A director or officer is entitled to indemnification from Zemex Canada as a matter of right if he was substantially successful on the merits and fulfilled the conditions set forth above.

    BYLAWS. The Bylaws of Zemex Canada provide that, subject to limitations contained in the Canada Business Corporations Act, Zemex Canada shall indemnify a director or officer of Zemex Canada, a former director or officer of Zemex Canada or a person who acts or acted at Zemex Canada's request as a director or officer of a body corporate of which Zemex Canada is or was a shareholder or creditor against all costs, charges and expenses reasonably incurred in respect of any civil, criminal or administrative action or proceeding to which such person is made a party by reason of being or having been a director or officer of Zemex Canada or such body corporate if such director or officer (a) acted honestly and in good faith with a view to the best interests of Zemex Canada and
(b) in the case of a criminal or administrative action or proceeding that is enforced by a monetary penalty, had reasonable grounds for believing that his or her conduct was lawful. Notwithstanding the foregoing, Zemex Canada shall indemnify any person referred to above in such other circumstances as the Canada Business Corporations Act permits or requires.

    The Bylaws further provide that Zemex Canada may purchase and maintain insurance for the benefit of any person referred to above as Zemex Canada's board of directors may from time to time determine.

ITEM 21.  EXHIBITS AND FINANCIAL STATEMENTS SCHEDULES

    (a) EXHIBITS


  2.1  Agreement and Plan of Merger dated October 1, 1998 by and among Zemex
       Canada Corporation, Zemex Acquisition Corporation and Zemex
       Corporation.(a)

  3.1  Articles of Continuance of Zemex Canada Corporation.(m)

  3.2  Articles of Amendment to Articles of Continuance of Zemex Canada
       Corporation.(m)

  3.3  Bylaw No. 1 of Zemex Canada Corporation.(m)

  5.1  Opinion of Stikeman Elliott.(m)

 10.1  Key Executive Common Stock Purchase Plan.(e)

 10.2  1993 Stock Option Plan.(b)

 10.3  1995 Stock Option Plan.(n)

 10.4  Employee Stock Purchase Plan.(o)

 10.5  1999 Employee Stock Purchase Plan.(c)

 10.6  1999 Stock Option Plan.(c)

 10.7 Consent to Assignment of Lease and to Agreement Sublease, and Permission to Make Payments dated November 7, 1978, each from Joberta Enterprises,
       Inc. to NL Industries, Inc. and The Feldspar Corporation.(q)

 10.8  Additional Lease Agreement dated as of November 1, 1989 between Niagara
       County Industrial Development Agency and Pyron Corporation.(d)

 10.9  Subscription Agreement with Richard L. Lister dated November 26, 1991.(r)

 10.10 Suzorite Mica Product Inc.'s Mining Lease dated August 25, 1975 between the Province of Quebec and Marietta Resources International Ltd.(s)

 10.11 Stockholders Agreement dated June 10, 1994 among Alumitech, Inc., Clarion
       Capital Corporation, DCC Equities Limited and Moshe Dan Yerushalmi, John
       Hocevar and Terrance Hogan and Zemex Corporation.(i)

 10.12 Indenture of Trust dated as of November 1, 1989 between Niagara County
       Industrial Development Agency and The Bank of New York as trustee for
       Pyron Corporation.(d)

 10.13 Agency Mortgage and Security Agreement dated as of November 1, 1989 from
       Pyron Corporation and Niagara County Industrial Development Agency to The
       Bank of New York.(d)

 10.14 Letter of Credit Reimbursement Agreement dated as of November 1, 1989 between Pyron Corporation and Chemical Bank.(d)

 10.15 First Amendment to Letter of Credit Reimbursement Agreement dated as of
       November 1, 1989 between Pyron Corporation and Chemical Bank.(d)

 10.16 Second Amendment to Letter of Credit Reimbursement Agreement dated as of
       March 15, 1995 between Pyron Corporation and Chemical Bank.(g)

 10.17 Bank Mortgage and Security Agreement dated as of November 1, 1989 from
       Pyron Corporation and Niagara County Industrial Development Agency to
       Chemical Bank.(d)

 10.18 Building Loan Agreement dated as of November 1, 1989 between Chemical Bank and Pyron Corporation.(d)

 10.19 Security Agreement dated as of November 1, 1989 between Pyron Corporation and Chemical Bank.(d)

 10.20 Corporate Guaranty dated as of November 1, 1989 from Zemex Corporation to
       Chemical Bank.(d)

 10.21 First Amendment to Corporate Guaranty dated as of November 1, 1989 of
       Zemex Corporation to Chemical Bank.(d)

 10.22 Second Amendment to Corporate Guaranty dated as of March 14, 1991 of Zemex
       Corporation to Chemical Bank.(e)

 10.23 Third Amendment to Corporate Guaranty dated as of February 25, 1992 of
       Zemex Corporation to Chemical Bank.(f)

 10.24 Fourth Amendment to Corporate Guaranty dated as of March 8, 1993 of Zemex
       Corporation to Chemical Bank.(f)

 10.25 Fifth Amendment to Corporate Guaranty dated as of March 15, 1995 of Zemex
       Corporation to Chemical Bank.(g)

 10.26 Loan and Security Agreement dated as of March 15, 1995 among Zemex
       Corporation and The Feldspar Corporation and NationsBank of Tennessee,
       N.A. and Chemical Bank and NationsBank of Tennessee, N.A., as Agent.(g)

 10.27 Amendment No. 1 dated as of March 12, 1997 to the Loan and Security
       Agreement dated as of March 15, 1995 among Zemex Corporation and The
       Feldspar Corporation and NationsBank of Tennessee, N.A. and Chemical Bank and NationsBank of Tennessee, N.A., as Agent.(h)

 10.28 Agreement between Zemex Corporation and Allen J. Palmiere, dated October
       1, 1998.(p)

 10.29 Agreement between Zemex Corporation and Richard L. Lister, dated October
       1, 1998.(p)

 10.30 Amendment No. 5 to Loan and Security Agreement among Zemex Corporation, the Feldspar Corporation, NationsBank of Tennessee, N.A., The Chase
       Manhattan Bank and NationsBank of Tennessee, N.A. as agent.(p)

 13.1  Quarterly Report on Form 10-Q for the three months ended March 31,
       1998.(j)

 13.2  Quarterly Report on Form 10-Q for the three months ended June 30, 1998.(k)

 13.3  Quarterly Report on Form 10-Q for the three months ended September 30,
       1998.(p)

 13.4  1997 Annual Report to Stockholders of Zemex Corporation.(h)

 20.1  Current Report on Form 8-K dated May 19, 1998.(l)

 21    Subsidiaries of the Registrant.(m)

 23.1  Consent of Stikeman Elliott (Included in Exhibit (5)).(m)

 23.2  Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex
       Canada Corporation.(b)

 23.3  Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex
       Corporation.(b)

 24.1  Power of Attorney--William J. vanden Heuvel(m)

 24.2  Power of Attorney--R. Peter Gillin(m)

 27    Financial Data Schedule(m)


------------------------

(a) Annex A to the Proxy Statement/Prospectus included in this Registration Statement.

(b) Filed herewith.

(c) To be filed by amendment.

(d) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1990.

(e) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1991.

(f) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1993.

(g) Incorporated by reference from Zemex Corporation's Form 10-K filed March 30, 1995.

(h) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1998.

(i) Incorporated by reference from Zemex Corporation's Registration Statement on Form S-1, Registration No. 33-82638, filed on August 22, 1994.

(j) Incorporated by reference from Zemex Corporation's Form 10-Q filed April 24, 1998.

(k) Incorporated by reference from Zemex Corporation's Form 10-Q filed August 6, 1998.

(l) Incorporated by reference from Zemex Corporation's Form 8-K filed May 20, 1998.

(m) Filed previously.

(n) Incorporated by reference from Zemex Corporation's 1995 Proxy Statement filed March 29, 1995.

(o) Incorporated by reference from the Zemex Corporation Proxy Statement filed May 6, 1994.

(p) Incorporated by reference from Zemex Corporation's Form 10-Q filed November 13, 1998.

(q) Incorporated by reference from Zemex Corporation's Registration Statement on Form S-2, Registration No. 33-7774, filed August 5, 1986).

(r) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1992.

(s) Incorporated by reference from Zemex Corporation's Form 10-K filed March 31, 1994.

    (b) FINANCIAL STATEMENT SCHEDULES

        None

    (c) REPORT ON APPRAISAL

        None

ITEM 22.  UNDERTAKINGS

    (a) That, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to section 13(a) or section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (b) The undersigned registrant hereby undertakes as follows: that prior to any public reoffering of the securities registered hereunder through use of a prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the issuer undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other items of the applicable form.

    (c) The registrant undertakes that every prospectus (i) that is filed pursuant to paragraph (b) immediately preceding, or (ii) that purports to meet the requirements of Section 10(a)(3) of the Securities Act and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

    (d) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

    (e) The undersigned registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11 or 13 of this form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

    (f) The undersigned registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

    (g) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and, where interim financial information required to be presented by
Article 3 of Regulation S-X is not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

                                   SIGNATURES


    Pursuant to the requirements of the Securities Act of 1933, as amended, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the city of Toronto on the 3rd day of December, 1998.


                                ZEMEX CANADA CORPORATION

                                By:            /s/ RICHARD L. LISTER*
                                     -----------------------------------------
                                                 Richard L. Lister
                                       PRESIDENT AND CHIEF EXECUTIVE OFFICER

    Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

  /s/ PETER LAWSON-JOHNSTON*
------------------------------  Chairman of the Board        December 3, 1998
    Peter Lawson-Johnston

                                President, Chief Executive
    /s/ RICHARD L. LISTER*        Officer and Director
------------------------------    (Principal Executive       December 3, 1998
      Richard L. Lister           Officer)

                                Vice President and Chief
    /s/ ALLEN J. PALMIERE*        Financial Officer
------------------------------    (Principal Financial and   December 3, 1998
      Allen J. Palmiere           Accounting Officer)

     /s/ PAUL A. CARROLL*
------------------------------  Director                     December 3, 1998
       Paul A. Carroll

     /s/ MORTON A. COHEN*
------------------------------  Director                     December 3, 1998
       Morton A. Cohen

     /s/ JOHN M. DONOVAN*
------------------------------  Director                     December 3, 1998
       John M. Donovan

     /s/ THOMAS B. EVANS*
------------------------------  Director                     December 3, 1998
       Thomas B. Evans

          SIGNATURE                      CAPACITY                  DATE
------------------------------  --------------------------  -------------------

    /s/ GARTH A.C. MACRAE*
------------------------------  Director                     December 3, 1998
      Garth A.C. MacRae

   /s/ PATRICK H. O'NEILL*
------------------------------  Director                     December 3, 1998
      Patrick H. O'Neill

    /s/ WILLIAM J. VANDEN
           HEUVEL*
------------------------------  Director                     December 3, 1998
   William J. vanden Heuvel

     /s/ R. PETER GILLIN*
------------------------------  Director                     December 3, 1998
       R. Peter Gillin


*By:    /s/ RONALD R. LEVINE,
                 II
      -------------------------
        Ronald R. Levine, II
          ATTORNEY-IN-FACT

                                 EXHIBIT INDEX


  EXHIBIT                                                                                                    PAGE NO.
-----------                                                                                                  ---------
        (a)  EXHIBITS

       10.2  1993 Stock Option Plan.(b)

       23.2  Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Canada Corporation.(b)

       23.3  Consent of Deloitte & Touche, Chartered Accountants, regarding Zemex Corporation.(b)


------------------------

(b) Filed herewith.